UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EPR Properties

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2017 ANNUAL MEETING

OF SHAREHOLDERS

Meeting Information

Date:	May 31, 2017
Time:	11:00 a.m.
Location:	EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106

April 21, 2017

Dear Shareholders:

The 2017 annual meeting of shareholders of EPR Properties will be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106 on May 31, 2017 at 11:00 a.m. (local time). At the meeting, our shareholders will vote:

•	To elect Robert J. Druten, Gregory K. Silvers and Robin P. Sterneck as Class II trustees to serve for a three-year term (Proposal No. 1);

•	To approve our named executive officers’ compensation in an advisory vote (Proposal No. 2);

•	To approve, in an advisory vote, the frequency, in future years, of an advisory vote on the compensation of our named executive officers (Proposal No. 3);

•	To approve the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m) (Proposal No. 4); and

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 5).

Shareholders will also transact any other business that may properly come before the meeting.

All holders of record of our common shares at the close of business on March 10, 2017 are entitled to vote at the meeting or any postponement or adjournment of the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules that allow companies to furnish their proxy materials to their shareholders over the Internet. As a result, we are mailing to our shareholders a notice instead of a printed copy of this proxy statement and our 2016 annual report to shareholders. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those shareholders can receive a printed copy of our proxy materials, including this proxy statement, our 2016 annual report to shareholders and a form of proxy card or voting instruction form. Continuing to employ this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

You are cordially invited to attend the meeting in person. Whether or not you intend to be present at the meeting, our Board of Trustees asks that you vote as promptly as possible. You may vote by proxy over the Internet or by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction form. Please review the instructions on each of your voting options described in this proxy statement, as well as in the notice you received in the mail. Your vote is important and all shareholders are encouraged to attend the meeting and vote in person or by proxy.

909 Walnut, Suite 200      Kansas City, MO 64106      816.472.1700      Toll Free: 888 EPR REIT      Fax: 816.472.5794      www.eprkc.com

BY ORDER OF THE BOARD OF TRUSTEES

Craig L. Evans

Senior Vice President, General Counsel and Secretary

909 Walnut, Suite 200      Kansas City, MO 64106      816.472.1700      Toll Free: 888 EPR REIT      Fax: 816.472.5794      www.eprkc.com

Proxy Statement EPR Properties 909 Walnut Street, Suite 200 Kansas City, Missouri 64106

This proxy statement (this “Proxy Statement”) provides information about the 2017 annual meeting of shareholders (the “Annual Meeting”) of EPR Properties (“we,” “us” or the “Company”) to be held at our offices at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106, on May 31, 2017, beginning at 11:00 a.m. (local time), and at any postponements or adjournments of the meeting.

The Notice Regarding the Availability of Proxy Materials and this Proxy Statement and form of proxy are being distributed and made available on or about April 21, 2017.

Page
PROXY STATEMENT SUMMARY	1
ABOUT THE PROXY MATERIALS AND ANNUAL MEETING	6
COMPANY GOVERNANCE	12
PROPOSAL NO. 1 – ELECTION OF TRUSTEES	12
ADDITIONAL INFORMATION CONCERNING THE BOARD OF TRUSTEES	19
TRUSTEE COMPENSATION	27
TRUSTEE COMPENSATION FOR FISCAL 2016	28
EXECUTIVE OFFICERS	29
EXECUTIVE COMPENSATION	32
PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE NEO COMPENSATION	32
COMPENSATION DISCUSSION AND ANALYSIS	33
SUMMARY COMPENSATION TABLE	49
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016	51
OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END	52
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016	54
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL	55
EQUITY COMPENSATION PLAN INFORMATION	59
COMPENSATION COMMITTEE REPORT	60
AUDIT COMMITTEE REPORT	61
TRANSACTIONS BETWEEN THE COMPANY AND TRUSTEES, OFFICERS OR THEIR AFFILIATES	62
PROPOSAL NO. 3 – ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	63
PROPOSAL NO. 4 – APPROVAL OF PERFORMANCE GOALS UNDER OUR ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)	64
PROPOSAL NO. 5 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	68
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	70
SHARE OWNERSHIP	71
SHAREHOLDER PROPOSALS, TRUSTEE NOMINATIONS AND RELATED BYLAW PROVISIONS	74
OTHER MATTERS	76
MISCELLANEOUS	77

APPENDIX A – ANNUAL PERFORMANCE-BASED INCENTIVE PLAN

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Annual Meeting Information:

Time and Date:	11:00 a.m. (local time) on Wednesday, May 31, 2017
Place:	EPR Properties 909 Walnut Street, Suite 200 Kansas City, Missouri 64106
Record Date:	March 10, 2017
Voting:	Only shareholders of record at the close of business on March 10, 2017 are entitled to notice of, and to vote at, the Annual Meeting.
How to Vote:

If you are a shareholder of record, you may vote over the Internet, or by telephone or by mail if you received a printed set of proxy materials, or in person at the Annual Meeting. If you are a beneficial owner of our common shares of beneficial interest held in “street name,” you may vote at the Annual Meeting if you obtain a proxy from your bank, broker or other nominee that holds your shares. You may also vote over the Internet, or by telephone or by mail if you received a printed set of proxy materials.

Attending the Annual Meeting:

All shareholders as of the close of business on the record date, or their duly appointed proxies, may attend the Annual Meeting. Please note that if you hold your shares in “street name” through a broker, bank or other nominee, you will need to bring a legal proxy from your broker, bank or other nominee (the shareholder of record).

2017 Proxy Statement	Page 1

Annual Meeting Agenda and Voting Recommendations:

Proposal		Board’s Voting Recommendation	Page
No. 1	Election of Trustees	“FOR” each trustee nominee	12

The Company is asking shareholders to elect three Class II Trustee nominees to the Board. The Board believes that the nominees possess the necessary experience, qualifications, attributes and skills to serve as trustees.

No. 2	Advisory Vote on Executive Compensation	“FOR”	32
The Company is asking shareholders to approve, on an advisory basis, the compensation for the named executive officers disclosed in these proxy materials.
No. 3	Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	For holding such votes every “ONE YEAR”	63
The Company is asking shareholders to vote for, on an advisory basis, holding advisory votes on executive compensation every year.
No. 4	Approval of Performance Goals Under Our Annual Performance-Based Incentive Plan	“FOR”	64
The Company is asking shareholders to approve the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m).
No. 5	Ratification of Selection of Independent Registered Public Accounting Firm	“FOR”	68

The Company and the Audit Committee are asking shareholders to ratify the engagement of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

2017 Proxy Statement	Page 2

Trustee Nominees:

The following table provides summary information about each trustee nominee.

Name	Age	Trustee Since	Principal Occupation	Committee Memberships
Robert J. Druten(1)(2)	70	2004	Retired Executive Vice President and Chief Financial Officer of Hallmark Cards Incorporated	Audit, Nominating/Company Governance, Finance, and Compensation and Human Capital
Gregory K. Silvers	53	2015	Chief Executive Officer and President of EPR Properties	—
Robin P. Sterneck(2)	59	2013	President of Highland Birch Group	Audit, Nominating/Company Governance, Finance, and Compensation and Human Capital (Chair)

   (1) Independent Chairman of the Board

   (2) Independent Trustee

Corporate Governance Highlights:

•	Six of the seven trustees are independent and meet regularly in executive session.

•	The roles of Chief Executive Officer and Chairman of the Board are separate.

•	We have adopted a majority vote standard for the election of trustees.

•	We impose trustee age limits.

•	Only independent trustees are Committee members.

•	The Board has a robust trustee nominee selection process.

•	The Board has share ownership guidelines for trustees and executive officers.

•	The Company has an anti-hedging policy.

•	Board, Committee and trustee performance evaluations are performed annually.

•	The Board and Committees are responsible for risk oversight.

•	The Board recently amended the Company’s Bylaws to permit shareholders to make amendments to the Bylaws.

•	All of our trustees attended all of the meetings of the Board and Committees on which they served during the 2016 fiscal year.

•	All of our trustees attended the Company’s 2016 Annual Meeting of Shareholders.

Financial Highlights:

The following are financial highlights of 2016:

•	Total revenue was $493.2 million for 2016, representing a 17% increase from 2015.

•	Net income available to common shareholders was $201.2 million, or $3.17 per diluted common share, compared to $170.7 million, or $2.93 per diluted common share, for 2015.

2017 Proxy Statement	Page 3

•	FFO (a non-GAAP financial measure) for 2016 was $304.6 million, or $4.77 per diluted common share, compared to $235.2 million, or $4.03 per diluted common share, for 2015.(1)

•	FFO as adjusted (a non-GAAP financial measure) for 2016 was $308.0 million, or $4.82 per diluted common share, compared to $260.3 million, or $4.44 per diluted common share, for 2015, representing a 9% increase in per share results.(1)

•	Investment spending during 2016 total $805.0 million, representing a 27% increase from 2015.

•	We completed public offerings and private placements of common equity and senior unsecured notes for aggregate proceeds of $915.0 million.

•	We assisted the Sullivan County Infrastructure Local Development Corporation with its issuance of $110.0 million of Series 2016 Revenue Bonds to fund our construction costs for infrastructure and improvements incurred in connection with our Adelaar Resort development, a four-season destination resort planned for the Town of Thompson in Sullivan County, New York.

•	We entered into an agreement (the “CNL Purchase Agreement”) to acquire the Northstar California Ski Resort, 15 attraction properties (waterparks and amusement parks) and five small family entertainment centers for aggregate consideration valued at $455.5 million from CNL Lifestyle Properties, Inc., a Maryland corporation (“CNL”) (and certain of its affiliates). The Company also agreed to provide $251.0 million of five-year secured debt financing to Ski Resort Holdings LLC, a Delaware limited liability company owned by funds affiliated with Och-Ziff Real Estate, for the purchase of 14 CNL ski properties valued at $374.5 million, for a total aggregate investment by the Company of $706.5 million (excluding capitalized transaction costs). We subsequently closed this transaction on April 6, 2017.

•	We maintained our net debt to adjusted EBITDA ratio (a non-GAAP financial measure) at 5.5x at December 31, 2016.(1)

•	We raised the dividend on our common shares approximately 6% over the prior year.

(1)	For more information regarding these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, see “Non-GAAP Financial Measures” on pages 59 through 63 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Executive Compensation Highlights:

Our compensation program is designed to attract and retain quality executives, aligning our executives’ interests with those of our shareholders, and motivating them to achieve, and rewarding them for, superior performance, with the goal of maximizing long-term shareholder value. Underlying our compensation program is a compensation philosophy that seeks to:

•	Create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation and other benefits,

•	Emphasize variable performance-based compensation,

•	Reward executives for performance on measures designed to increase shareholder value, and

•	Use equity-based incentives, including nonvested restricted common shares and nonvested common share options, to ensure that executives are focused on achieving appropriate earnings growth and dividend levels and building shareholder value by aligning the executive’s interests with those of our shareholders.

2017 Proxy Statement	Page 4

To accomplish these goals, our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program and long-term incentive plan payable primarily through equity grants, all of which are considered at-risk. Some of the compensation “best practices” we employ in furtherance of our philosophy include:

What We Do	What We Don’t Do

✓   The majority of total compensation is at-risk and tied to performance (i.e., not guaranteed); fixed salaries comprise a modest portion of each NEO’s overall compensation opportunity

✓   We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior performance

✓   To set variable pay, we annually establish performance goals for management, assess performance-against-target and compare our performance on key metrics against other triple-net lease REITs that we consider comparable

✓   Multi-year, long-term incentive equity awards use relative TSR as the main metric

✓   We have share ownership guidelines for our executives and trustees

✓   We engage an independent compensation consultant to advise the Compensation and Human Capital Committee (referred to in this Proxy Statement as our Compensation Committee), which is comprised solely of independent trustees

✓   We incent executives to elect to receive AI awards in the form of nonvested restricted common shares instead of cash further aligning their interests with shareholders

✗     We do not target compensation above the market median (50th percentile overall) of our comparative group of peer companies; we use the median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance

✗    We do not provide our executives and will not provide any new executives with tax gross-ups with respect to payments made in connection with a change of control

✗     We do not allow hedging of Company securities

✗     We do not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts

✗    We do not allow for repricing of common share options

✗     We do not provide excessive perquisites; we provide perquisites that we believe align management and shareholder interests

2017 Proxy Statement	Page 5

ABOUT THE PROXY MATERIALS AND ANNUAL MEETING

Why am I receiving these materials?

We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the Annual Meeting, which will take place on Wednesday, May 31, 2017. As a shareholder, you are invited to attend the Annual Meeting and vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares.

What is included in the proxy materials?

The proxy materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our 2016 annual report to shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”).

If you received a printed copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction form for the Annual Meeting.

What am I voting on?

Our Board of Trustees (also referred to herein as the “Board”) is soliciting your vote for:

•	The election of Robert J. Druten, Gregory K. Silvers and Robin P. Sterneck as Class II trustees to serve for a three-year term (Proposal No. 1);

•	The approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (the “say on pay” vote) (Proposal No. 2);

•	The approval, on a non-binding advisory basis, of how often the vote in Proposal No. 2 will occur (the “say on frequency” vote) (Proposal No. 3);

•	The approval of the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m) (Proposal No. 4); and

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 5).

What are the Board’s recommendations?

The Board recommends you vote:

•	“FOR” the election of Robert J. Druten, Gregory K. Silvers and Robin P. Sterneck as Class II trustees to serve for a three-year term (Proposal No. 1);

•	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in these materials (Proposal No. 2);

•	To approve, on a non-binding advisory basis, of conducting future advisory votes on executive compensation every “ONE YEAR” (Proposal No. 3);

•	“FOR” the approval of the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m) (Proposal No. 4); and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 5).

2017 Proxy Statement	Page 6

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

If I share an address with another shareholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces our printing costs, mailing costs and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, shareholders may write or call us at the following address and telephone number:

EPR Properties

Attention: Secretary

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

(816) 472-1700

Shareholders who hold shares in “street name” (as described below) may contact their broker, bank or other similar nominee to request information about householding.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at www.envisionreports.com/EPR.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the meeting?

Holders of record of our common shares at the close of business on March 10, 2017 (the “Record Date”), are entitled to receive notice of the Annual Meeting and to vote their common shares held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 64,532,358 common shares of the Company were outstanding.

2017 Proxy Statement	Page 7

How many votes do I have?

On each matter presented at the Annual Meeting, you are entitled to one vote for each common share owned by you at the close of business on the Record Date.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares in “street name,” and the Notice was forwarded to you by your broker, bank or other nominee who is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “vote instruction form.” If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a shareholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

•	In Person. If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares. Please contact your broker, bank or other nominee for instructions regarding obtaining a legal proxy.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the vote instruction form.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our common shares outstanding on the Record Date will constitute a quorum, permitting the Annual Meeting to proceed. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

2017 Proxy Statement	Page 8

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 5) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5.

The election of trustees (Proposal No. 1), the say on pay vote (Proposal No. 2), the say on frequency vote (Proposal No. 3) and the approval of the performance goals under our Annual Performance-Based Incentive Plan (Proposal No. 4) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal Nos. 1, 2, 3 and 4.

How many votes are needed to approve each item?

We have adopted a majority vote standard for the election of trustees. The affirmative vote of a majority of votes cast at the Annual Meeting is required for the election of trustees (Proposal No. 1). This means that the number of shares voted “FOR” each trustee nominee must exceed the number of votes “WITHHELD” from that trustee nominee in order for that nominee to be elected.

The affirmative vote of a majority of votes cast at the Annual Meeting is required to: (i) approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in these materials (Proposal No. 2); (ii) approve the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m) (Proposal No. 4); and (iii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 5). This means that the number of shares voted “FOR” each proposal must exceed the number of votes “AGAINST” that proposal in order for that proposal to be approved.

2017 Proxy Statement	Page 9

Shareholders will be able to specify one of four options for the advisory vote on the frequency of conducting future advisory votes on executive compensation (Proposal No. 3): one year, two years, three years or abstain. The option of one year, two years or three years that receives a majority of votes cast at the Annual Meeting will be the frequency for the advisory vote that has been recommended by shareholders. In the event that no option receives a majority of votes cast, the Company will consider the option that receives the most votes to be the option selected by shareholders.

How are abstentions and broker non-votes counted?

Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present. Each trustee nominee is elected by the affirmative vote of a majority of the votes cast for the election of that trustee nominee at the Annual Meeting. Only votes “FOR” or “WITHHELD” with respect to each trustee nominee are counted as votes cast. Broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on its outcome.

The proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in these materials (Proposal No. 2), the proposal to approve the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m) (Proposal No. 4), and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017 (Proposal No. 5) each require the affirmative vote of a majority of the votes cast for that proposal at the Annual Meeting. Only votes “FOR” or “AGAINST” each proposal are counted as votes cast. Abstentions and broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on its outcome.

Abstentions and broker non-votes are not counted as votes cast and will be entirely excluded from the vote and will have no effect on the outcome for the advisory vote on the frequency of conducting future advisory votes on executive compensation (Proposal No. 3).

What is the effect of the advisory votes?

The vote of the shareholders regarding the compensation of our named executive officers as disclosed in these materials (Proposal No. 2) and the vote of the shareholders regarding the frequency of conducting future advisory votes on executive compensation as disclosed in these materials (Proposal No. 3) are advisory votes, and the results will not be binding on the Board of Trustees or the Company. However, the Board and the Compensation Committee, which is comprised of independent trustees, will consider the outcome of the votes when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Secretary a written notice of revocation prior to the Annual Meeting.

2017 Proxy Statement	Page 10

Does the Company have a policy for confidential voting?

We have a confidential voting policy. Your proxy will be kept confidential and will not be disclosed to third parties, other than our inspector of election and personnel involved in processing the proxy instructions, ballots and voting tabulations, except where disclosure is mandated by law and in other limited circumstances.

Where can I find the voting results of the Annual Meeting?

The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K or quarterly report on Form 10-Q filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

2017 Proxy Statement	Page 11

COMPANY GOVERNANCE

Proposal No. 1 – Election of Trustees

What are you voting on?

The Board of Trustees consists of seven members and is divided into three classes having three-year terms that expire in successive years. The Board has nominated Robert J. Druten, Gregory K. Silvers, and Robin P. Sterneck to serve as Class II trustees for a term expiring at the 2020 annual meeting or until their successors are duly elected and qualified. Mr. Druten and Ms. Sterneck are currently trustees who were elected by shareholders at the 2014 annual meeting and Mr. Silvers is currently a trustee who was appointed by the Board in March of 2015 (due to a vacancy) and subsequently elected by the shareholders at that year’s annual meeting.

The nominees, Messrs. Druten and Silvers and Ms. Sterneck, have been nominated upon the recommendation of the Nominating/Company Governance Committee, which is comprised solely of independent trustees. Holders of proxies solicited by this Proxy Statement will vote the proxies received by them in accordance with the shareholder’s instruction or, if no instruction is made, for the election of the Board’s nominees for trustee.

Vote Required

Each trustee nominee who receives a majority of the votes cast in favor of such trustee nominee’s election (i.e., the number of shares voted “FOR” a trustee nominee must exceed the number of shares “WITHHELD” from that trustee nominee, excluding abstentions) will be elected a trustee, in an uncontested election.

The Company’s Trustee Resignation Policy provides that any trustee nominee who does not receive a majority of votes cast in favor of such trustee nominee’s election must promptly tender his or her irrevocable resignation to the Company’s Board, subject only to the condition that the Board accept the resignation. The Board and the Nominating/Company Governance Committee must consider and act on the resignation, as more fully described under “Additional Information Concerning the Board of Trustees – Mandatory Trustee Resignation Policy.”

Your Board recommends a vote “FOR” the election of Robert J. Druten, Gregory K. Silvers and Robin P. Sterneck as Class II trustees.

Here is a brief description of the backgrounds and principal occupations of the three individuals nominated for election as trustees and each trustee whose term of office will continue after the Annual Meeting.

2017 Proxy Statement	Page 12

Class II Trustees

(Serving and Nominated for a Term Expiring at the 2020 Annual Meeting)

Robert J. Druten	Trustee since: 2004 and Nominee	Age: 70	Independent

Mr. Druten is Chairman of our Board of Trustees. In August 2006, Mr. Druten retired as Executive Vice President and Chief Financial Officer and a Corporate Officer of Hallmark Cards Incorporated. Mr. Druten serves as the chairman of the board of directors and chairman of the executive committee of Kansas City Southern, a NYSE-listed transportation company. Mr. Druten also serves on the compensation and nominating and governance committees of Kansas City Southern. Mr. Druten serves on the board of directors of Alliance GP, LLC, the managing general partner of Alliance Holdings GP, L.P., a NASDAQ-listed company indirectly engaged in the production and marketing of coal to utilities and industrial users. Mr. Druten also serves on the audit and conflicts committees of Alliance GP, LLC. Mr. Druten previously served on the board of directors of American Italian Pasta Company, from 2007 until it was acquired by Ralcorp Holdings, Inc. in July 2010, where he was the chairman of the audit committee and also served on the compensation committee. Mr. Druten received a B.S. in Accounting from the University of Kansas and an M.B.A. from Rockhurst University.

Gregory K. Silvers	Trustee since: 2015 and Nominee	Age: 53

Mr. Silvers was appointed as our Chief Executive Officer and President in February 2015. Prior to being appointed as our Chief Executive Officer and President, Mr. Silvers served as our Executive Vice President since February 2012 and as our Chief Operating Officer since 2006 and Chief Development Officer since 2001. Mr. Silvers previously served as our Vice President from 1998 until February 2012 and as our Secretary and General Counsel from 1998 until October 2012. From 1994 to 1998, he practiced with the law firm of Stinson Leonard Street LLP specializing in real estate law. Mr. Silvers received his J.D. in 1994 from the University of Kansas.

2017 Proxy Statement	Page 13

Robin P. Sterneck	Trustee since: 2013 and Nominee	Age: 59	Independent

Ms. Sterneck is President of Highland Birch Group, a private business consulting firm, and dedicates a portion of her time to Sterneck Capital Management, LLC. Prior to founding Highland Birch Group, Ms. Sterneck served in various capacities at Swiss Reinsurance (“Swiss Re”), a leading wholesale provider of reinsurance, insurance and other insurance-based forms of risk transfer, including serving as Managing Director, Head of Global Talent from January 2009 until her retirement in September 2009, and as Managing Director, Head of Commercial Insurance from 2006 until 2009. Ms. Sterneck joined Swiss Re upon its acquisition of GE Insurance Solutions in 2006. Prior to the acquisition, Ms. Sterneck served in a number of positions at GE Insurance Solutions beginning in 1999, including Head of the Commercial Insurance Division, a member of the Executive Leadership Team and a Global Marketing Leader. She also served as Senior Vice President of GE Capital from 1996 until 2006, and she previously held a number of positions with various subsidiaries of General Electric Co. (“GE”). Prior to joining GE in 1996, Ms. Sterneck spent 15 years in investment banking and public finance, including serving as Managing Director of Public Finance for Clayton Brown & Associates and as Senior Vice President for Shearson Lehman Brothers. Ms. Sterneck currently serves and has served on numerous non-profit and private company boards. She is a National Association of Corporate Directors (“NACD”) Board Leadership Fellow. NACD Fellowship is a comprehensive and continuous program of study that empowers directors with the latest insights, intelligence and leading boardroom practices. She received a B.S. in Science from Trinity College of Vermont and an M.B.A. from Tulane University.

2017 Proxy Statement	Page 14

Class I Trustees

(Serving a Term Expiring at the 2019 Annual Meeting)

Barrett Brady	Trustee since: 2004	Age: 70	Independent

Mr. Brady retired December 31, 2008 from his position as Senior Vice President of Highwoods Properties, Inc., a NYSE-listed real estate investment trust. Mr. Brady served as President and Chief Executive Officer of J.C. Nichols Company, a real estate company headquartered in Kansas City, Missouri, until its acquisition in 1998 by Highwoods Properties, Inc. Before joining J.C. Nichols Company in 1995, Mr. Brady was President and Chief Executive Officer of Dunn Industries, Inc., a major construction contractor. Mr. Brady serves on the board of directors, the audit and executive committees, and is chairman of the ESOP of J.E. Dunn Construction Group, Inc. He also serves on the board of directors, the compensation and nominating committees and is chairman of the audit committee of NASB Financial, Inc., a thrift holding company of North American Savings Bank, F.S.B., and he serves on the board of directors and is chairman of the audit committee of North American Savings Bank, F.S.B. He also serves on the board of directors and the audit and corporate governance committees of CorEnergy Infrastructure Trust, Inc., a NYSE-listed owner of U.S. energy infrastructure assets. Mr. Brady also serves on the board of directors and compensation committee of MRIGlobal. Mr. Brady received a B.B.A. from Southern Methodist University and an M.B.A. from the University of Missouri.

Peter C. Brown	Trustee since: 2010	Age: 58	Independent

Mr. Brown is Chairman of Grassmere Partners, LLC, a private investment firm. Prior to founding Grassmere Partners, Mr. Brown served as Chairman of the Board, Chief Executive Officer and President of AMC Entertainment Inc., one of the world’s leading theatrical exhibition and entertainment companies, from July 1999 until his retirement in February 2009. He joined AMC in 1990 and served as AMC’s President from January 1997 to July 1999, and Senior Vice President and Chief Financial Officer from 1991 to 1997. Mr. Brown served as the non-executive Chairman of the Board of Trustees of the Company from 1997 to 2003. Mr. Brown currently serves on the board of directors and audit and risk evaluation committees of CenturyLink, Inc., a NYSE-listed and Fortune 500 provider of communications services, and he serves on the board of directors and audit and nominating committees of Cinedigm Corp., a NASDAQ-listed leading independent content distributor. Mr. Brown has previously served on the board of directors of National CineMedia, Inc., Midway Games, Inc., LabOne, Inc. and Protection One, Inc. Mr. Brown is a graduate of the University of Kansas.

2017 Proxy Statement	Page 15

Class III Trustees

(Serving for a Term Expiring at the 2018 Annual Meeting)

Thomas M. Bloch	Trustee since: 2013	Age: 63	Independent

Mr. Bloch retired as President and Chief Executive Officer of H&R Block, Inc. in 1995, after a nineteen-year career with the company. He began teaching math in Kansas City’s urban core at St. Francis Xavier School in 1995 and then in 2000 co-founded University Academy, an urban college preparatory public charter school. Until 2013, Mr. Bloch served in numerous positions at the nationally recognized charter school, including as President of the Board for its first ten years and as a teacher. A past Chairman of the University of Missouri-Kansas City (UMKC) Trustees, he currently serves as President of Endowment Board for UMKC’s Henry W. Bloch School of Management and Vice Chairman of the UMKC Foundation, the Marion and Henry Bloch Family Foundation, and the H&R Block Foundation. He is the author of two books, Stand for the Best and Many Happy Returns. Mr. Bloch graduated cum laude from Claremont McKenna College in Claremont, California in 1976.

Jack A. Newman, Jr.	Trustee since: 2009	Age: 69	Independent

Mr. Newman currently runs his own company, Jack Newman Advisory Services, through which he offers strategy and general business consulting services. Prior to establishing this entity in 2008, Mr. Newman served for over 12 years as Executive Vice President for Cerner Corporation, a NASDAQ-listed health care information systems and knowledge services company. Prior to joining Cerner Corporation, Mr. Newman spent 22 years with KPMG LLP, including 14 years as a partner, the last four of which he served as National Partner-in-Charge of KPMG LLP’s Health Care Strategy Practice. He serves on four other boards, one of which is the legal board of Enterprise Bank and Trust, the banking subsidiary of Enterprise Financial Services Corp., a NASDAQ-listed financial holding company. Mr. Newman formerly served on the board of directors of Ferrellgas Partners, L.P., a NYSE-listed distributor of propane and related equipment and supplies. Mr. Newman is a C.P.A., has a Bachelor of Arts degree from Benedictine College and a Master’s degree in Public Administration from the University of Missouri-Kansas City.

The Nominating/Company Governance Committee has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities.

2017 Proxy Statement	Page 16

The following table summarizes certain key characteristics of the Company’s business and the associated qualifications, attributes, skills and experience that the Nominating/Company Governance Committee believes should be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills and Experience
The Company’s business involves complex financial transactions and accounting issues.	• High level of financial literacy. • Relevant CEO/President experience. • Relevant CFO/COO experience.
Real estate investment and development is the core focus of the Company’s business.	• Extensive knowledge of the real estate industry.
The Company’s business involves the acquisition and development of entertainment, education, recreation or other specialty properties.	• Extensive knowledge of the entertainment industry. • Extensive knowledge of the recreation industry (including ski, waterparks, etc.). • Extensive knowledge of the education industry.
The Company’s business involves accessing the capital markets on a regular basis.	• Extensive knowledge of public debt and equity markets. • Extensive knowledge of credit markets.
The Company is experiencing rapid growth and plans to continue expanding investments in its existing segments as well as potentially introducing new segments.

•     Diversity of race, ethnicity, gender, age, cultural background or professional experience.

•     Extensive knowledge of strategic planning and organizational design.

•     Specific in-depth knowledge of consumer discretionary industries.

•     Extensive knowledge of human capital management.

The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight/management expertise.
The Company must comply with complex regulatory requirements and is committed to strong and transparent corporate governance practices.	• Independence. • Extensive knowledge of public company corporate governance matters. • Legal or regulatory experience.

2017 Proxy Statement	Page 17

Set forth below is a chart listing each of the specific qualifications, attributes, skills and experiences discussed above. While we look to each trustee to be knowledgeable in these areas, an “X” in the chart indicates the specific qualification, attribute, skill or experience that each trustee brings to the Board. The lack of an “X” for a particular item does not mean that the trustee does not possess that qualification, attribute, skill or experience.

Qualifications, Attributes, Skills and Experience
High level of financial literacy	X	X	X	X	X	X	X
Relevant CEO/President experience	X	X	X			X
Relevant CFO/COO experience	X		X	X	X	X	X
Extensive knowledge of the real estate industry		X				X
Extensive knowledge of the entertainment industry			X	X		X
Extensive knowledge of the recreation industry (including ski, waterparks, etc.)						X
Extensive knowledge of the education industry	X					X
Extensive knowledge of public debt and equity markets			X	X		X	X
Extensive knowledge of credit markets			X			X
Diversity of race, ethnicity, gender, age, cultural background or professional experience	X						X
Extensive knowledge of strategic planning and organizational design	X	X	X	X	X	X	X
Exposure to, or specific in-depth knowledge of, consumer discretionary industries			X	X
Risk oversight/management expertise	X	X	X	X	X	X	X
Independence	X	X	X	X	X		X
Extensive knowledge of public company corporate governance matters	X	X	X	X	X	X	X
Extensive knowledge of human capital management							X
Legal or regulatory experience					X	X	X

The Nominating/Company Governance Committee and the Board of Trustees have evaluated the specific experience, qualifications, attributes, and skills of each nominee and trustee to determine that such person should serve as a trustee of the Company at this time. In doing so, the Nominating/Company Governance Committee and the Board focused primarily on the credentials described above. Particular consideration was given to the many years of experience each nominee and trustee has in real estate, finance and the entertainment, recreation and education businesses, and the diversity of experience, background and other relevant distinctions among the trustees. The Nominating/Company Governance Committee and the Board believe that such experience and diversity are vital in order to

Thomas M. Bloch Barrett Brady Peter C. Brown Robert J. Druten Jack A. Newman, Jr. Gregory K. Silvers Robin P. Sterneck

2017 Proxy Statement	Page 18

quickly identify, understand, and address new trends, challenges, and opportunities for the Company. The Nominating/Company Governance Committee and the Board also recognized the value of participation by each of the current members of the Board in the NACD, and particularly their access to NACD resources, presentations and updates regarding company governance, executive compensation, risk oversight and strategic planning. The Nominating/Company Governance Committee and the Board believe that these resources ensure that our trustees are fully informed of current issues and best governance practices.

Each of Messrs. Druten and Silvers and Ms. Sterneck has consented to serve on the Board of Trustees. If any of Mr. Druten, Mr. Silvers, or Ms. Sterneck should become unavailable to serve as a trustee, the Board of Trustees or the Nominating/Company Governance Committee may designate a substitute nominee or may elect to keep the vacancy unfilled. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Trustees or the Nominating/Company Governance Committee.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF TRUSTEES

Our Board of Trustees is committed to effective company governance. We have adopted Company Governance Guidelines, Independence Standards for Trustees and a Code of Business Conduct and Ethics for all officers, employees and trustees. Those documents and the charters of our Audit Committee, Nominating/Company Governance Committee, Finance Committee and Compensation Committee may be found at the Company Governance section of our website at www.eprkc.com and are available in print to any shareholder or interested party who requests them. Requests for printed copies of our Company Governance Guidelines, Independence Standards for Trustees, Code of Business Conduct and Ethics or any charters of our Board committees should be submitted in writing to the Secretary of the Company at 909 Walnut Street, Suite 200, Kansas City, Missouri 64106.

Company Governance Guidelines and Code of Business Conduct and Ethics

Our Company Governance Guidelines address a number of topics, including the role and responsibilities of our Board, the qualifications of independent trustees, the ability of shareholders and interested parties to communicate directly with the independent trustees, Board committees, separation of the offices of Chairman and Chief Executive Officer, trustee compensation, and management succession. Our Nominating/Company Governance Committee reviews our Company Governance Guidelines on a periodic basis to ensure their continued effectiveness.

We have also adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, and all other officers, employees and trustees. We intend to disclose any changes in or waivers from our Code of Business Conduct and Ethics by posting such information on our website or by filing a Form 8-K with the SEC.

Trustee Independence

Our Company Governance Guidelines and the NYSE’s governance rules require that a majority of our trustees be independent. To qualify as independent for this purpose, our Board must affirmatively determine that a trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). To assist our Board in making this determination, the Board has used our Independence Standards for Trustees as categorical standards to evaluate the independence of our independent trustees. Using those standards, the Board reviewed the independence of each of our trustees and trustee nominees. Based upon that review, the Board has affirmatively determined that each of our trustees and trustee nominees, except Mr. Silvers, have no material relationship with the Company and are thus independent in accordance with our Company Governance Guidelines and NYSE rules.

2017 Proxy Statement	Page 19

The following is a summary of our Independence Standards for Trustees. For a complete description of those standards, please review our Independence Standards for Trustees at the Company Governance section of our website at www.eprkc.com.

•	A trustee is not independent if:

•	The trustee is, or has been within the last 3 years, an employee of the Company, or an immediate family member of the trustee is, or has been within the last 3 years, an executive officer of the Company,

•	The trustee has received, or has an immediate family member who has received, during any 12-month period within the last 3 years, more than $100,000 in direct compensation from the Company, other than trustee and committee fees and pensions or other forms of deferred compensation (provided such compensation is not contingent on future service),

•	(A) The trustee or an immediate family member is a current partner of the firm that is our internal or external auditor, (B) the trustee is a current employee of such firm, (C) the trustee has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the trustee or an immediate family member was within the last 3 years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time,

•	The trustee or an immediate family member is, or has been within the last 3 years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves on that company’s compensation committee, or

•	The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last 3 years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•	A person who is an executive officer or affiliate of an entity that provides non-advisory financial services such as lending, check clearing, maintaining customer accounts, stock brokerage services or custodial and cash management services to the Company or its affiliates may be determined by the Board of Trustees to be independent if the following conditions are satisfied:

•	The entity does not provide financial advisory services to the Company,

•	The annual interest and/or fees payable to the entity by the Company do not exceed the numerical limitation described above,

•	Any loan provided by the entity is made in the ordinary course of business of the Company and the lender and does not represent the Company’s principal source of credit or liquidity,

•	The trustee has no involvement in presenting, negotiating, underwriting, documenting or closing any such non-advisory financial services and is not compensated by the Company, the entity or any of its affiliates in connection with those services,

•	The Board affirmatively determines that the terms of the non-advisory financial services are fair and reasonable and advantageous to the Company and no more favorable to the provider than generally available from other providers,

•	The provider is a recognized financial institution, non-bank commercial lender or securities broker,

•	The trustee abstains from voting as a trustee to approve the transaction, and

2017 Proxy Statement	Page 20

•	All material facts related to the transaction and the relationship of the person to the provider are disclosed by the Company in its reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and proxy statement.

•	No person who serves, or whose immediate family member serves, as a partner, member, executive officer or in a comparable position of any firm providing accounting, consulting, legal, investment banking or financial advisory services to the Company, or as a securities analyst covering the Company, will be considered independent until after the end of that relationship.

•	No person who is, or who has an immediate family member who is, an officer, director, more than 5% shareholder, partner, member, attorney, consultant or affiliate of any tenant of the Company or any affiliate of such tenant will be considered independent until three years after the end of the tenancy or such relationship.

Mandatory Trustee Resignation Policy

The Company’s Trustee Resignation Policy provides that any trustee nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her written offer of resignation to the Board following certification of the shareholder vote from the meeting at which the election occurred. The policy applies only to uncontested elections of trustees, which is defined as any election in which the number of trustee nominees for election does not exceed the number of trustees to be elected. Once such a resignation is tendered, the Nominating/Company Governance Committee will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will then act on the tendered resignation, taking into account the recommendation of the Nominating/Company Governance Committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within ninety days from the date of the certification of the election results. The Nominating/Company Governance Committee in making its recommendation, and the Board in making its decision, may consider any factors or other information that it considers appropriate and relevant. The trustee who tenders his or her resignation is not permitted to participate in the proceedings of the Nominating/Company Governance Committee or the decision of the Board with respect to his or her resignation. If the Board accepts a trustee’s resignation, or if a non-incumbent nominee for trustee is not elected, then the Board may fill the vacant position or decrease the size of the Board in accordance with the Company’s Bylaws.

In addition, our Company Governance Guidelines provide that any trustee who experiences any significant change in their personal circumstances, including a change in their principal job or professional responsibilities, must submit a letter of resignation to the Board to be effective on acceptance by a majority of the disinterested members of the Board at a meeting thereof duly called and held.

Trustee Age Limit

Our Company Governance Guidelines provide that the Nominating/Company Governance Committee will not recommend for election to the Board any incumbent trustee who has turned, or prior to the Company’s next annual meeting of shareholders will turn, 75 years of age.

Frequency of Board Meetings

The Board of Trustees met ten times in 2016. Each trustee attended all of the meetings of the Board and committees on which he or she served during 2016. Our trustees discharge their responsibilities throughout the year, not only at Board of Trustees and committee meetings, but also through personal meetings, actions by unanimous written consent and communications with members of management and others regarding matters of interest and concern to the Company.

2017 Proxy Statement	Page 21

Executive Sessions

The independent trustees meet regularly in separate executive sessions without management. Mr. Druten serves as the presiding trustee during those sessions.

Shareholder Communications with the Board

Any shareholder or interested party is welcome to send a written communication to the non-management trustees about any matter of interest related to the Company. A shareholder or interested party may communicate with the non-management trustees by either sending a letter to our address listed on the cover page of this Proxy Statement, or by visiting the Company Governance section of our website at www.eprkc.com, clicking on “Communicate Anonymously with Our Board of Trustees,” and following the instructions for making a confidential submission. Such written or electronic communication will be forwarded directly to the non-management trustees and will not be screened by management. Shareholders may also make proposals and nominate candidates for trustee for consideration at any annual meeting in accordance with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions” below.

Board Committees

The Board of Trustees has established an Audit Committee, a Nominating/Company Governance Committee, a Finance Committee and a Compensation Committee. All of our non-management trustees serve on all four committees. The Board believes this promotes access to a variety of views on all four committees and helps ensure that all of the committees have a broad perspective on the Company’s operations as a whole. Under our Company Governance Guidelines, members of the Audit Committee, Compensation Committee and Nominating/Company Governance Committee must satisfy the NYSE’s independence requirements in addition to certain requirements applicable specifically to the Audit Committee and Compensation Committee. Copies of the committee charters may be obtained at the Company Governance section of our website at www.eprkc.com.

Audit Committee. The Board of Trustees has appointed an Audit Committee consisting of Messrs. Bloch, Brady, Brown, Druten and Newman and Ms. Sterneck. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The committee members also meet the additional independence standards of Exchange Act Rule 10A-3. The Board of Trustees has determined that Messrs. Bloch, Brady, Brown, Druten and Newman and Ms. Sterneck are “audit committee financial experts,” as defined by the SEC rules, by virtue of their experience and positions held as described elsewhere in this proxy statement. Mr. Newman serves as the Chair of the Audit Committee. The committee met four times in 2016.

The primary responsibility of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, and the performance of the Company’s internal audit function and internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the Company’s annual consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing the effectiveness of management’s internal control over financial reporting and expressing an opinion on the effectiveness of its internal control over financial reporting.

2017 Proxy Statement	Page 22

The Audit Committee has sole authority to engage the independent registered public accounting firm to perform audit services (subject to shareholder ratification), audit-related services, tax services and permitted non-audit services and the authorization of the payment of fees therefor. The independent registered public accounting firm reports directly to the committee and is accountable to the committee.

The Audit Committee has adopted policies and procedures for the pre-approval of the performance of services by the independent registered public accounting firm on behalf of the Company. Those policies generally provide that:

•	The performance by the firm of any audit services, audit-related services, tax services or other permitted non-audit services, and the related fees, must be specifically pre-approved by the committee or, in the absence of one or more of the committee members, a designated member of the committee;

•	Pre-approvals must take into consideration, and be conducted in a manner that promotes, the effectiveness and independence of the firm; and

•	Each particular service to be approved must be described in detail and be supported by detailed back-up documentation.

The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm to audit the 2017 consolidated financial statements and internal control over financial reporting for 2017, subject to shareholder ratification, and has engaged KPMG to perform specific tax return preparation and compliance, tax consulting and tax planning services during 2017. See “Proposal No. 5: Ratification of Appointment of Independent Registered Public Accounting Firm.”

The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s consolidated financial statements. The members of the Audit Committee are not professionally engaged in the practice of accounting and, notwithstanding the designation of the Audit Committee members as “audit committee financial experts” pursuant to SEC rules, are not experts in the field of accounting or auditing, including auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made to them by management, and look to management to provide full and timely disclosure of all material facts affecting the Company. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting policies, appropriate internal controls and procedures to ensure compliance with accounting standards and applicable laws and regulations, appropriate disclosure controls and procedures, appropriate internal control over financial reporting, or an appropriate internal audit function, or that the Company’s reports and information provided under the Exchange Act are accurate and complete. Furthermore, the Audit Committee’s considerations and discussions referred to above and in its charter do not assure that the audit of the Company’s consolidated financial statements has been carried out in accordance with Public Company Accounting Oversight Board rules, that the consolidated financial statements are free of material misstatement or presented in accordance with generally accepted accounting principles, that there were no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting, that the Company’s independent registered public accounting firm is in fact “independent,” or that the matters required to be certified by the Company’s Chief Executive Officer and Chief Financial Officer in the Company’s annual reports on Form 10-K and quarterly reports on Form 10-Q under the Sarbanes-Oxley Act and related SEC rules have been properly and accurately certified.

Nominating/Company Governance Committee. The Board of Trustees has appointed a Nominating/Company Governance Committee consisting of Messrs. Bloch, Brady, Brown, Druten and Newman and Ms. Sterneck. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The

2017 Proxy Statement	Page 23

Nominating/Company Governance Committee evaluates and nominates candidates for election to the Board of Trustees and assists the Board in ensuring the effectiveness of our governance policies and practices. Candidates for nomination to the Board are evaluated and recommended on the basis of the value they would add to the Board in light of their integrity, diversity of experience, training and judgment, their financial literacy and sophistication and knowledge of corporate and real estate finance, their knowledge of the real estate and/or our investment segment industries, their independence from Company management and other factors. The committee will consider nominations made by shareholders in compliance with the procedures described in “Shareholder Proposals, Trustee Nominations and Related Bylaw Provisions” below. The committee will use the same criteria to evaluate nominees recommended in good faith by shareholders as it uses to evaluate its own nominees, but may give greater weight to nominees recommended by holders of more than 5% of our outstanding common shares. Mr. Bloch serves as Chair of the Nominating/Company Governance Committee. The committee met three times in 2016.

Finance Committee. The Board of Trustees has appointed a Finance Committee consisting of Messrs. Bloch, Brady, Brown, Druten and Newman and Ms. Sterneck. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. The primary purpose of the Finance Committee is to review the Company’s financial policies, strategies and capital structure and take such action and make such reports and recommendations to the Board of Trustees as it deems advisable. Mr. Brown serves as Chair of the Finance Committee. The committee met four times in 2016.

Compensation Committee. The Board of Trustees has appointed a Compensation and Human Capital Committee, which we refer to in this Proxy Statement as the Compensation Committee, consisting of Messrs. Bloch, Brady, Brown, Druten and Newman and Ms. Sterneck. The Board of Trustees has determined that all the committee members are independent in accordance with our Company Governance Guidelines and NYSE rules. As required under our Company Governance Guidelines, members of the Compensation Committee each meet the definition of “non-employee director” under SEC Rule 16b-3 and “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”). The primary responsibilities of the Compensation Committee are to (1) review and approve Company goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation level based on that evaluation, (2) make recommendations to the Board regarding the compensation of the Company’s other executive officers and the independent trustees, as well as incentive compensation and equity-based plans that are subject to Board approval, and (3) provide oversight and guidance with respect to our human capital management, including attraction, motivation, development and retention of employees of the Company. The Compensation Committee may establish sub-committees consisting of one or more members to carry out duties that the Compensation Committee may assign. Ms. Sterneck serves as Chair of the Compensation Committee. The committee met six times in 2016.

Role of Compensation Consultants

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant’s fees and other retention terms. The Compensation Committee retained FPL Associates L.P. (“FPL”) to advise the committee with respect to its 2016 review of compensation levels for executive officers and trustees. In this role, our compensation consultant performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and trustee compensation, particularly analyses of the Company’s executive and trustee compensation in comparison to the benchmark

2017 Proxy Statement	Page 24

companies. Representatives of our compensation consultant spoke with the Chair of the Compensation Committee, as well as with management, in preparing for committee meetings, attended committee meetings and met in executive session with the Compensation Committee without the presence of management.

Applicable SEC rules require companies to assess whether the work of any compensation consultant who has played any role in determining or recommending the amount or form of executive or director compensation raises any “conflicts of interest.” If so, the company must disclose in its proxy statement the nature of any such conflict of interest and how it is being addressed. The Compensation Committee reviewed the relationships among FPL and the Company’s trustees and executives officers in order to assess whether the work done by FPL raised any conflicts of interest. The Compensation Committee did not identify any such conflicts of interest in its inquiry of these parties as a part of this assessment. Under its charter, the Compensation Committee also has the authority to retain, approve fees for and terminate advisors, consultants and legal counsel as it deems necessary to assist in the fulfillment of its responsibilities. Prior to engaging any such advisor, consultant or legal counsel, the Compensation Committee considers the independence of such advisor pursuant to applicable NYSE and SEC rules, but the committee retains discretion to engage any such advisor, without regard to its independence, after considering the findings in such assessment.

Trustee Attendance at Annual Meetings

Our trustees are expected to attend each annual meeting of shareholders, although conflict situations can arise from time to time. All of our trustees attended the 2016 annual meeting.

Family Relationships

No family relationships exist between any of our trustees, nominees or executive officers.

Board Leadership Structure and Role in Risk Oversight

The Company believes that its Board is best characterized as independent. As noted above, a majority of the Board’s members are independent and unaffiliated, with our Chief Executive Officer being the only trustee who is also a member of management. Further, although not required by our governance documents, the Company has chosen to bifurcate the role of Chief Executive Officer and Chairman of the Board of Trustees. We believe that having an independent, non-executive Chairman of the Board represents an appropriate governance practice for the Company at this time. This structure creates a separation of the day-to-day administrative and strategic planning activities of management from the Board’s oversight function. This separation in turn diffuses decision-making power and fosters the need for better and more purposeful communication between management and the Board in order to achieve corporate goals that are aligned with shareholder interests.

As described in detail above, there are four committees of the Board of Trustees: the Audit Committee, the Nominating/Company Governance Committee, the Compensation Committee and the Finance Committee.

The Board of Trustees and its committees play an important risk oversight role at the Company. The entire Board reviews and determines the Company’s overall business strategy, the management of its balance sheet, and each year’s annual budget. The Board also reviews all material acquisition, investment and disposition transactions entered into by the Company and its subsidiaries. The Audit Committee of the Board is specifically charged with reviewing the Company’s financial risk exposures. Further, the Company’s independent auditors report directly to the Audit Committee.

2017 Proxy Statement	Page 25

The administration of the Board’s risk oversight role does not have any direct effect on the Board’s leadership structure. However, we believe that the Board’s structure, its committees, and the experience and diverse backgrounds of our trustees all help to ensure the integrity of the Company’s risk management and oversight.

Securities Trading Policy and Policy Against Hedging

Our insider trading policy prohibits executive officers, trustees, certain employees with access to our material, non-public information and certain of their family members (“Covered Persons”) from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. This policy also prohibits Covered Persons from engaging in speculative hedging transactions in our securities.

2017 Proxy Statement	Page 26

TRUSTEE COMPENSATION

During 2016, each non-employee trustee received:

•	An annual retainer of $50,000, which could be taken in the form of cash or in restricted share units valued at 150% of the cash retainer amount. In 2016, each of the non-employee trustees elected to take this retainer in the form of restricted share units;

•	On the date of the annual meeting of shareholders, equity awards valued at $75,000 in the form of restricted share units;

•	$3,000 in cash for each Board meeting attended;

•	$2,000 in cash for each committee meeting attended; and

•	Reimbursement for any out-of-town travel expenses incurred in attending Board or committee meetings and other expenses incurred on behalf of the Company and reimbursement of up to $10,000 annually for continuing director education.

The Chairman of the Board received an additional annual retainer of $30,000, and the Chairs of the Audit, Compensation, Finance and Nominating/Company Governance Committees each received additional annual retainers of $15,000, which could be taken in cash or in restricted share units valued at 150% of the cash retainer amount. In 2016, each of the non-employee trustees elected to take these additional retainers in the form of restricted share units. In addition, the Board has established an Investment Committee to review potential investments prior to Board approval, chaired by one Board representative. The Chair of the Investment Committee may select, from time to time, one or more other trustees to participate in meetings of the committee. In 2016, the Chair of the Investment Committee received an additional monthly retainer of $2,000 in cash and an additional annual retainer of $15,000, which could be taken in cash or in restricted share units valued at 150% of the cash retainer amount. Other trustees who participate in meetings of the Investment Committee at the request of the Chair of the Investment Committee receive an additional monthly retainer of $2,000 in cash for any month in which the trustee participates in a meeting. No trustee, other than Mr. Brady, who served as Chair of the Investment Committee, participated in meetings of the Investment Committee during 2016. In 2016, Mr. Brady elected to take his additional annual retainer for serving as Chair of the Investment Committee in the form of restricted share units.

Each restricted share unit granted to the non-employee trustees initially represents one common share. The restricted share units vest upon the earlier of the day preceding the Company’s next annual meeting of shareholders or a change in control of the Company. Vested restricted share units entitle the holders thereof to receive one common share for each unit upon the date such holder is no longer a trustee or such other date or dates as specified by the trustee prior to the grant. All of the restricted share units granted to our non-employee trustees during 2016 were issued under our 2007 Equity Incentive Plan, as amended (the “2007 Equity Incentive Plan”).

Employees of the Company or its affiliates who are trustees are not paid any additional compensation for their service on the Board. Therefore, Mr. Silvers, who served as trustee during 2016, is not listed in the Trustee Compensation table below.

2017 Proxy Statement	Page 27

Trustee Compensation for Fiscal 2016

The following table contains information regarding the compensation earned by the non-employee members of the Board of Trustees during 2016:

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2) (3)	Option Awards (4)	Non-Equity Incentive Plan Compensa- tion	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensa- tion	Total
Thomas M. Bloch	$129,000	$107,500	$—	$—	$—	$—	$236,500
Barrett Brady	153,000	107,500	—	—	—	—	260,500
Peter C. Brown	129,000	107,500	—	—	—	—	236,500
Robert J. Druten	144,000	115,000	—	—	—	—	259,000
Jack A. Newman, Jr.	129,000	107,500	—	—	—	—	236,500
Robin P. Sterneck	129,000	107,500	—	—	—	—	236,500

(1)	Amounts include annual retainers for each trustee, additional annual retainers for each trustee serving as Chairman of the Board or as a chair of committees of the Board (including additional monthly retainers for Mr. Brady, who served as Chair of the Investment Committee), and fees for attending Board and Board committee meetings. Each of the trustees elected to receive their annual retainers and additional annual retainers for 2016 in the form of restricted share units with an aggregate grant date fair value per trustee of $97,500, in the case of Messrs. Bloch, Brady, Brown and Newman and Ms. Sterneck, and $120,000, in the case of Mr. Druten. See note 2 below for a discussion of the method used in determining the aggregate grant date fair value of the restricted share units.

(2)	Amounts reflect the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 2 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

(3)	Amounts include: (i) restricted share unit awards granted to each trustee on the date of the Company’s 2016 annual meeting of shareholders with an aggregate grant date fair value per award of $75,000; and (ii) the incremental aggregate grant date fair value of the restricted share units that a trustee, by accepting restricted share units instead of cash for their annual retainers and additional annual retainers, received in excess of the annual cash retainers that the trustee would have otherwise received in 2016, which was $32,500 per trustee, in the case of Messrs. Bloch, Brady, Brown and Newman and Ms. Sterneck, and $40,000, in the case of Mr. Druten. Nonvested restricted share units held by trustees and outstanding at December 31, 2016 include: (i) Mr. Bloch – 2,578; (ii) Mr. Brady – 2,578; (iii) Mr. Brown – 2,578; (iv) Mr. Druten – 2,915; (v) Mr. Newman – 2,578; and (vi) Ms. Sterneck – 2,578.

(4)	Vested and unexercised option awards held by trustees and outstanding at December 31, 2016 include: (i) Mr. Bloch – 0; (ii) Mr. Brady – 12,557; (iii) Mr. Brown – 0; (iv) Mr. Druten – 12,557; (v) Mr. Newman – 7,557; and (vi) Ms. Sterneck – 0.

2017 Proxy Statement	Page 28

EXECUTIVE OFFICERS

Here are our executive officers and some brief information about their backgrounds.

Gregory K. Silvers	President and Chief Executive Officer	Age: 53
Mr. Silvers is our President and Chief Executive Officer and a member of our Board. His background is described in “Proposal No. 1: Election of Trustees.”
Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer	Age: 53

Mr. Peterson was appointed an Executive Vice President in May 2015. He previously served as a Senior Vice President from February 2012 until this appointment, and he served as a Vice President from 2004 until February 2012. Mr. Peterson has also served as our Chief Financial Officer and Treasurer since 2006. From 1998 to 2004, Mr. Peterson was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Vice President-Accounting and Finance. Mr. Peterson was Chief Financial Officer of J.C. Nichols Company, a real estate company headquartered in Kansas City, Missouri, from 1995 until its acquisition by Highwoods Properties, Inc. in 1998. Mr. Peterson is a C.P.A. and received a B.S. in Accounting, with highest honors, from the University of Illinois.

Morgan G. Earnest II	Senior Vice President and Chief Investment Officer	Age: 61

Mr. Earnest was appointed a Senior Vice President in February 2012. Mr. Earnest has also served as our Chief Investment Officer since 2009. Prior to joining the Company, he was an Executive Vice-President of Capmark Financial Group, Inc. (formerly GMAC Commercial Mortgage Corporation, or “GMACCM”) and was responsible for the co-management of Lending and Originations for both North America and Europe. Formerly, Mr. Earnest was responsible for the GMACCM’s Specialty Lending Groups, which consisted of the Healthcare, Hospitality and Construction Lending Divisions. Prior to joining GMACCM, Mr. Earnest was a principal of Lexington Mortgage Company which was acquired by GMACCM in March 1996. Mr. Earnest has an M.B.A. from the Colgate Darden Graduate School of Business Administration, University of Virginia and is a graduate of Tulane University.

2017 Proxy Statement	Page 29

Craig L. Evans	Senior Vice President, General Counsel and Secretary	Age: 56

Mr. Evans was appointed a Senior Vice President and our General Counsel and Secretary in April 2015. From 2006 until his appointment, and from 1995 to 2002, Mr. Evans was a partner in the law firm Stinson Leonard Street LLP. Mr. Evans was partner in the law firm Shook Hardy & Bacon L.L.P. from 2002 to 2006. He has practiced in the areas of corporate and securities law for over 30 years. Mr. Evans received a J.D. from the University of Kansas School of Law and a B.A. in Business Administration from William Jewell College.

Michael L. Hirons	Senior Vice President - Strategy and Asset Management	Age: 46

Mr. Hirons was appointed our Senior Vice President - Strategy and Asset management in February 2016. From February 2012 until his appointment, he served as our Vice President - Strategic Planning. From 2006 to 2012, he served as our Vice President-Finance. From 2004 to 2006, Mr. Hirons was a co-founder and principal with Preferred Finance Partners, Inc., a firm that provided corporate financial consulting services. From 2000 to 2004, Mr. Hirons was with American Italian Pasta Company, a publicly traded manufacturing company, most recently serving as Director of Strategic Business Unit Finance. Mr. Hirons is a C.P.A. and received two bachelor’s degrees, with highest distinction, from the University of Kansas.

Thomas B. Wright III	Senior Vice President - Human Resources and Administration	Age: 60

Mr. Wright was appointed our Senior Vice President, Human Resources and Administration in March 2015. From 2008 until his appointment, Mr. Wright served as managing member of Tom Wright Consulting. Prior to that, Mr. Wright was with Hallmark Cards for 17 years, and during the period from 2005 until 2008, he served as Senior Vice President - Human Resources and a Corporate Officer at Hallmark Cards, Inc. During 2015, he was also an Adjunct Instructor in the Executive MBA Program at the University of Missouri - Kansas City. Mr. Wright received a Bachelor of Business Administration from Marshall University and a Master of Science - Administration from Central Michigan University.

2017 Proxy Statement	Page 30

Tonya L. Mater	Vice President and Chief Accounting Officer	Age: 39

Ms. Mater was appointed as a Vice President and our Chief Accounting Officer on September 9, 2015. From 2012 until this appointment, she served as a Vice President and our Controller and from 2006 to 2012, she served as our Controller. From 2002 to 2006, she served in other capacities within our Accounting Department. Prior to joining the Company in 2002, Ms. Mater worked as an auditor with KPMG and Mayer Hoffman McCann P.C. from 2000 to 2002. Ms. Mater is a C.P.A and received a B.S. in Accounting from the University of Kansas.

2017 Proxy Statement	Page 31

EXECUTIVE COMPENSATION

Proposal No. 2 – Advisory Vote to Approve NEO Compensation

What are you voting on?

As required by Section 14A of the Exchange Act, the Company is asking its shareholders to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in these proxy materials.

The Board recommends a vote FOR this proposal because it believes that our compensation program is effective in achieving the Company’s goals of:

•	Attracting and retaining quality executives,

•	Aligning our executives’ interests with those of our shareholders to create long-term value, and

•	Motivating our executives to achieve, and rewarding them for, superior performance.

This advisory proposal, commonly referred to as a “say-on-pay” proposal, is not binding on the Board or the Compensation Committee. However, the Board and the Compensation Committee believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program on an annual basis.

At the Company’s prior annual meeting of shareholders held in May 2016, a substantial majority of the votes cast on the “say on pay” resolution were voted in favor of the resolution. We believe this affirms shareholders’ support of the Company’s approach to executive compensation.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve, on a non-binding advisory basis, this proposal.

Your Board recommends a vote “FOR” the approval of the “say-on-pay” advisory vote.

2017 Proxy Statement	Page 32

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our named executive officers (“NEOs”), whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. For our 2016 fiscal year, which ended on December 31, 2016, our NEOs included the following individuals:

Officers	Title as of December 31, 2016

Gregory K. Silvers	President and Chief Executive Officer

Mark A. Peterson	Executive Vice President, Chief Financial Officer and Treasurer

Morgan G. Earnest II	Senior Vice President and Chief Investment Officer

Michael L. Hirons	Senior Vice President – Strategy and Asset Management

Craig L. Evans	Senior Vice President, General Counsel and Secretary

In addition, we provide an overview of our executive compensation philosophy and the elements of our executive compensation program. We also explain how and why our Compensation Committee arrives at specific compensation policies and practices involving our NEOs.

The discussion below includes references to certain non-GAAP financial measures. For more information regarding these non-GAAP financial measures and for a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, see “Non-GAAP Financial Measures” on pages 59 through 63 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Executive Summary of Compensation Program

Our Compensation Committee has designed our compensation program to attract and retain quality executives, aligning our executives’ interests with those of our shareholders, and motivating them to achieve, and rewarding them for, superior performance, with the goal of maximizing long-term shareholder value. Underlying our compensation program is a compensation philosophy that seeks to:

•	Create a balanced and competitive compensation program utilizing base salary, annual incentives, long-term equity-based incentive compensation and other benefits,

•	Emphasize variable performance-based compensation,

•	Reward executives for performance on measures designed to increase shareholder value, and

•	Use equity-based incentives, including nonvested restricted common shares and nonvested common share options, to ensure that executives are focused on achieving appropriate earnings growth and dividend levels and building shareholder value by aligning the executive’s interests with those of our shareholders.

To accomplish these goals, our executive compensation program emphasizes performance-based incentive compensation under our annual incentive program (“AI”) and long-term incentive plan (“LTI”) payable primarily through equity grants, all of which are considered at-risk, which means that our NEOs may not realize their total compensation. The AI program evaluates performance over a short term based on the Company’s financial, operational and strategic performance, including results from certain key performance metrics and the executive’s personal performance. The LTI program primarily measures the Company’s total shareholder return relative to other REITs over multiple years.

2017 Proxy Statement	Page 33

Performance bonuses awarded under the AI are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of the executive. Each of the NEOs elected to receive 100% of their bonuses in nonvested restricted common shares for 2016.

Awards under the LTI program are made in the form of nonvested restricted common shares and nonvested common share options. An initial determination of the value of the awards under the LTI is based on performance-based metrics, consistent with our goal of aligning pay with performance. In addition, vesting for these equity awards is time based, which is intended to incent retention and stability among the Company’s executives.

To ensure our executives’ interests are aligned with those of shareholders and to align pay with performance, a substantial portion of our NEOs’ compensation will vary depending on Company and personal performance and is payable primarily in the form of nonvested equity awards that continue to be at-risk for three years (for AI awards) and four years (for LTI awards) after they are earned. For our CEO, the specific components of total direct compensation for 2016 are illustrated by the chart below on the left. This chart shows that performance-based LTI awards comprised 56% of his total direct compensation and performance-based AI awards comprised 33% of his total direct compensation, all of which was at-risk. The chart below on the right illustrates the specific components of our other NEOs’ average total direct compensation for 2016 (but does not include perquisites and other personal benefits). The chart shows that performance-based LTI awards comprised 54% of their total direct compensation and performance-based AI equity awards comprised 32% of their total direct compensation, all of which was at-risk. The components depicted below are more fully described beginning on page 37.

The variance between our CEO’s compensation and the compensation of the other NEOs reflects the difference in responsibilities and overall accountability to shareholders. Our CEO’s at-risk compensation is higher than the other NEOs because the CEO bears a higher level of responsibility for the Company’s performance, as he is directly responsible for leading the development and execution of the Company’s strategy and for selecting, retaining and managing the executive team.

At our 2016 annual meeting of shareholders, approximately 95% of the votes cast were in favor of our “say-on-pay” executive compensation proposal, which we believe evidences our shareholders’ support of our CEO and other NEO’s compensation arrangements, as well as our executive compensation practices generally.

2017 Proxy Statement	Page 34

2016 Results and Accomplishments

The following are highlights of our accomplishments in 2016 that impacted our executive compensation decisions and policies related to executive compensation:

•	Strong 2016 Performance. The following table compares the Company’s actual performance to the targeted level for each performance measure used by the Compensation Committee to set awards under the AI and the LTI for 2016:

Performance Measure(1)	Target	Actual	Performance Against Target
Growth in FFO, as adjusted	6%	8.6%	Above Maximum
Investment Spending	$637 million	$805 million	Above Maximum
Three-Year TSR vs. UNUS	Plus 150 basis pts.	Plus 698 basis pts.	Above Maximum
Two-Year TSR vs. Triple-Net Peer Group	50th percentile	94th percentile	Above Maximum

(1)	A discussion of these performance measures is provided on pages 40 and 41.

Other significant accomplishments include:

T	We completed public offerings and private placements of common equity and senior unsecured notes for aggregate proceeds of $915.0 million.

T	We assisted the Sullivan County Infrastructure Local Development Corporation with its issuance of $110.0 million of Series 2016 Revenue Bonds to fund our construction costs for infrastructure and improvements incurred in connection with our Adelaar Resort development, a four-season destination resort planned for the Town of Thompson in Sullivan County, New York.

T	We entered into the CNL Purchase Agreement to acquire the Northstar California Ski Resort, 15 attraction properties (waterparks and amusement parks) and five small family entertainment centers for aggregate consideration valued at $455.5 million from CNL. The Company also agreed to provide $251.0 million of five-year secured debt financing to Ski Resort Holdings LLC, a Delaware limited liability company owned by funds affiliated with Och-Ziff Real Estate, for the purchase of 14 CNL ski properties valued at $374.5 million, for a total aggregate investment by the Company of $706.5 million (excluding capitalized transaction costs). We subsequently closed this transaction on April 6, 2017.

T	We maintained our net debt to adjusted EBITDA ratio (a non-GAAP financial measure) at 5.5x at December 31, 2016.

T	We raised the dividend on our common shares approximately 6% over the prior year.

2017 Proxy Statement	Page 35

Key Features of our Executive Compensation Program

We believe that our executive compensation program appropriately attracts, rewards and helps retain executives who can lead the Company and continue our long-term track record of profitability, growth and total shareholder return, including share appreciation and dividends (“TSR”). The following are the key features of our executive compensation program:

What We Do	What We Don’t Do

✓  The majority of total compensation is at-risk and tied to performance (i.e., not guaranteed); fixed salaries comprise a modest portion of each NEO’s overall compensation opportunity

✓   We enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards granted for prior performance

✓   To set variable pay, we annually establish performance goals for management, assess performance-against-target and compare our performance on key metrics against other triple-net lease REITs that we consider comparable

✓   Multi-year, long-term incentive equity awards use relative TSR as the main metric

✓   We have share ownership guidelines for our executives and trustees

✓   We engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓   We incent executives to elect to receive AI awards in the form of nonvested restricted common shares instead of cash further aligning their interests with shareholders

✗     We do not target compensation above the market median (50th percentile overall) of our comparative group of peer companies; we use slightly below the median as the beginning reference point and the Compensation Committee then adjusts pay based on a comprehensive review of performance

✗    We do not provide our executives and will not provide any new executives with tax gross-ups with respect to payments made in connection with a change of control

✗     We do not allow hedging of Company securities

✗    Wedo not encourage unnecessary or excessive risk taking as a result of our compensation policies; incentive compensation is not based on a single performance metric and we do not have guaranteed minimum payouts

✗     We do not allow for repricing of common share options

✗     Wedo not provide excessive perquisites; we provide perquisites that we believe align management and shareholder interests

2017 Proxy Statement	Page 36

Executive Compensation Program Summary

The chart below summarizes the elements and objectives of our 2016 executive compensation program for our CEO and other NEO’s.

Component	Purpose	Characteristics	Discussion
Base Salary	Compensates executives competitively relative to the market for their level of responsibility and experience.

Established at a level intended to approximate slightly below the median of base salaries provided by our peer group companies for comparable positions and responsibilities, which permits an emphasis on the performance-based components.

page 41
Annual Incentive Awards	Motivates and rewards short-term operational and financial performance.	A variable cash component designed to tie directly to key annual performance drivers and personal performance, with an incentive to convert this award to nonvested equity compensation.	page 42
Long-Term Incentive Awards

Encourages the creation of long-term shareholder value and rewards long-term performance through a combination of nonvested equity grants, the values of which are primarily tied to the long-term value of the Company’s shares which accentuate the creation of long-term shareholder value.

Equity-based compensation designed to align the interests of management and shareholders, by focusing on total shareholder return relative to other REITs over multiple years. For 2016, all awards were granted in nonvested restricted common shares.

page 43
Health and Welfare Benefits	Offers market-competitive health insurance options and income replacement on death or disability, thus supporting our attraction and retention objectives.

Benefits for executives are generally the same as those available to all employees, including a 401(k) plan with matching Company contributions, health, disability and life insurance, except for a term life insurance benefit discussed below.

page 45
Perquisites	Provides benefits that promote health and work-life balance, thereby supporting our attraction and retention objectives.	Perquisites are not a material component of our executive compensation program and are reviewed annually for reasonableness.	page 45
Severance Benefits	Provides a severance benefit that is consistent with market practices and supports our attraction and retention objectives.

Under their employment agreements, our CEO and the other NEOs are qualified for certain cash severance benefits that are triggered by permanent disability, termination without cause and termination by the executive for good reason.

The Compensation Committee uses slightly below the market median of our compensation peer group for each element of executive compensation as its starting point and as the indicator of competitive market trends and to set opportunity levels within the program intended to align pay with performance as primarily measured by the performance measures established by the Compensation Committee at the beginning of 2016. During the first quarter of 2017, equity awards in the form of nonvested restricted common shares were granted to the NEOs taking into account 2016 Company performance and each executive’s personal performance during 2016. Based on these factors, AI bonuses were awarded at 190% to 196% of target levels and LTI awards were granted at 200% to 203% of target levels for each NEO.

2017 Proxy Statement	Page 37

A majority of our executive compensation is variable pay under our AI and LTI, which allows the Compensation Committee to reward good performance and penalize poor performance.

•	AI awards focus on more near-term measures, including growth in FFO, as adjusted, per share and investment spending, two important drivers of the Company’s business. In addition, at the beginning of each year, the Chief Executive Officer develops personal performance objectives for each executive, which are reviewed at the end of the year and are considered in connection with the setting of AI and, to a lesser extent, LTI awards.

•	LTI awards are based primarily on measures of long-term shareholder return, which the Compensation Committee believes is the best method to align management’s incentives with the long-term interests of the Company’s shareholders.

•	LTI awards are granted in the form of equity-based compensation which vests over a period of four years. AI awards are payable in cash or nonvested restricted common shares which vest over a period of three years, at the election of the executive. The Company incents executives to take nonvested restricted common shares as payment of their annual incentive by valuing the equity award at an amount equal to 150% of the cash amount they otherwise would have received. As a result, for 2016 awards, all NEOs elected to receive nonvested restricted common shares in lieu of cash.

•	The Compensation Committee believes that this combination of performance-based grants and time-based equity awards establishes a proper balance of short-term and long-term performance incentives with strong retention incentives.

Compensation Setting Process

Our Compensation Committee meets at the beginning of each year to make decisions regarding our NEOs’ compensation. When making these decisions, our Compensation Committee considers the performance of our Company and of each NEO, available industry-based compensation information and the actual compensation provided to each NEO for each of the last three fiscal years. Based upon the review of this information, together with recommendations provided by our Chief Executive Officer (with respect to other NEOs), our Compensation Committee sets, for each of the NEOs, the base salary for the new fiscal year, and determines the AI and LTI awards for the most recently completed year. In addition to the input of the Chief Executive Officer, other NEOs attend meetings of our Compensation Committee from time to time and provide historical and prospective breakdowns of primary compensation components for each NEO, and additional context with respect to Company performance. Our Compensation Committee makes the final determinations on all elements of each NEO’s compensation. Our CEO does not play a role in determining his own compensation, other than discussing his annual performance with the Compensation Committee and sharing his accomplishments and proposed objectives with the Compensation Committee.

Our Compensation Committee attempts to provide base salaries at competitive levels, based on the Compensation Committee’s assessment of salary levels that are intended to appeal to talented executives, both prospective new hires and our existing executive team. Similarly, perquisites and other benefits are reviewed annually and provided on such terms as are considered by our Compensation Committee to be reasonable and appropriate relative to those provided for similarly situated executive talent.

The Compensation Committee adopted a threshold performance target of at least 6% annual return on invested capital that must be achieved in order for an executive to be eligible to receive any awards under the AI and the LTI. If this threshold performance target is satisfied, the Compensation Committee will use the performance metrics and qualitative factors discussed below to determine appropriate final awards under those plans.

2017 Proxy Statement	Page 38

In addition to the threshold performance target, the Compensation Committee has established formulaic performance targets with respect to incentive compensation under either our AI or our LTI, provided that a portion of each executive’s AI award is calculated based on a subjective assessment of personal performance. The Compensation Committee may make limited adjustments to the amount determined based on subjective and qualitative considerations of individual performance and the performance of the Company.

The Compensation Committee has retained FPL Associates L.P. (“FPL”) to advise the Compensation Committee with respect to its review of compensation levels for our NEOs. The Compensation Committee has determined that FPL is independent under our NYSE listing requirements.

For 2016, the Compensation Committee elected to use a peer group modeled primarily from JP Morgan Equity Research’s Triple-Net Lease REIT group (the “Triple-Net Peer Group”) for benchmarking purposes, which is the same group used in connection with our LTI performance targets, except that Hospitality Properties Trust was not included in the benchmarking peer group due to its external management structure. The Compensation Committee believes that utilizing the same peer group for both purposes will ensure closer alignment with shareholder returns. Management assisted FPL and the Compensation Committee in the process, providing additional REIT-industry insight. The Compensation Committee reviews this peer group on an annual basis. The following table provides the names and key information for each company in the Triple-Net Peer Group that was used for benchmarking:

Name	Property Focus	Headquarters	Number of Employees(1)	Implied Market Capitalization As of December 31, 2016 (in millions)(2)	Total Capitalization As of December 31, 2016 (in millions)(2)
Gaming and Leisure Properties, Inc.	Specialty	Wyomissing, PA	751	$6,359.1	$11,024.0
Getty Realty Corp.	Other Retail	Jericho, NY	31	876.7	1,175.2
Gramercy Property Trust Inc.	Diversified	New York, NY	96	3,882.1	6,424.4
Lexington Realty Trust	Diversified	New York, NY	59	2,611.5	4,588.6
National Retail Properties, Inc.	Other Retail	Orlando, FL	65	6,504.0	9,735.8
Realty Income Corporation	Other Retail	San Diego, CA	146	14,997.8	21,235.8
Spirit Realty Capital, Inc.	Diversified	Scottsdale, AZ	84	5,252.2	8,916.8
STAG Industrial, Inc.	Industrial	Boston, MA	68	2,004.8	3,185.9
STORE Capital Corporation	Diversified	Scottsdale, AZ	68	3,937.3	6,289.0
VEREIT, Inc.	Diversified	Phoenix, AZ	350	8,442.2	15,880.3
W.P. Carey Inc.	Diversified	New York, NY	281	6,280.9	10,846.2
Median			84	5,252.2	8,916.8
Average			182	5,559.0	9,027.5
EPR Properties	Specialty	Kansas City, MO	57	4,568.0	7,339.8
Relative Percentile Rank			16%-ile	50%-ile	50%-ile

(1)	Based on information reported in each peer company’s most recent Annual Report on Form 10-K filed with the SEC.
(2)	Source: SNL Financial.

FPL’s benchmarking review was based on information disclosed in the peer companies’ 2016 proxy statements, which reported data with respect to fiscal 2015 (the latest year for which comprehensive data is publicly available), as well as FPL’s proprietary database. FPL also reviewed the 2016 NAREIT Compensation Survey (which FPL conducts) and additional proprietary real estate compensation surveys conducted throughout the year by FPL for additional context. FPL’s review compared our executive pay practices to cash and non-cash compensation awarded to executives in comparable positions at peer companies. FPL advised the Compensation Committee that the peer companies generally have compensation programs comparable to ours, with annual bonuses generally in the form of cash and annual long-term compensation generally in the form of equity with time-based vesting over three to five years and a focus on performance-based compensation.

2017 Proxy Statement	Page 39

Our Performance Goals

The core elements of our long-held strategy are to:

•	Maintain a specialized orientation complemented by diversification across and within segments,

•	Develop an understanding of segment drivers allowing us to isolate investments others may overlook and distinguish between real and perceived risks,

•	Provide a value-added process focused on collaboration, developing strong and sustainable relationships with our partners, and

•	Focus on growth and strong long-term performance.

Because this strategy spans multiple years, we look at performance more broadly than a year-over-year framework.

The Compensation Committee reviews management’s performance against pre-established business goals, taking into account business conditions and unforeseen developments during the year. The Compensation Committee looks at performance with respect to key operational and financial metrics not only against our own targets, but also against the performance of other triple-net lease REITs that we consider comparable. We focus on key drivers of value creation like FFO, FFO as adjusted, investment spending and balance sheet management in the context of a company like ours that executes a multi-year strategy across multiple markets and segments with different economic drivers. While we have established a formulaic framework for measuring performance against goals to determine compensation, we retain some discretion recognizing that mechanical calculations may have unintended results. The Compensation Committee also reviews our TSR over multiple periods against comparable triple-net lease REITs and the broader FTSE EPRA/NAREIT Equity REIT Index (“UNUS”). We believe that our process achieves the right balance between objective metrics and a basic framework for discretion in setting total executive compensation, which is very heavily weighted towards variable, performance-based pay. The Compensation Committee also takes into account individual roles, responsibilities and performance.

We have established performance measures intended to incent our executives to manage the Company’s business to meet or exceed our strategic goals. On an annual basis, we review growth in diluted FFO per share, as adjusted, and investment spending. The Compensation Committee believes quality of such growth is best measured in the long-term by comparing our TSR to that of UNUS and the Triple-Net Peer Group. Commencing with 2015, we began moving from the Three-Year TSR vs. UNUS to an approach that will compare the Three-Year TSR to the Triple-Net Peer Group. For 2016, Three-Year TSR vs. UNUS constituted 25% of the indicated LTI award, and the Two-Year TSR vs. Triple-Net Peer Group constituted 75% of the indicated LTI award. Beginning for 2017 and subsequent years, Three-Year TSR vs. Triple-Net Peer Group will constitute 100% of the indicated award. References to an “indicated award” means the initial specified award prior to the Compensation Committee’s exercise of it discretion, if any, to adjust the award. In addition, personal performance objectives are set for each executive, and the executive’s satisfaction of these objectives is considered in determining bonuses under the AI.

•	Growth in FFO, as Adjusted, per Share

Target	Actual	Performance Against Target
$4.71	$4.82	Above Maximum

Our 2016 goal was to increase our diluted FFO per share, as adjusted, by 6% over our prior year’s performance of $4.44 per share. Our target was set slightly below the midpoint of our initial guidance range of $4.75.

2017 Proxy Statement	Page 40

•	Investment Spending

Target	Actual	Performance Against Target
$637 million	$805 million	Above Maximum

Our 2016 goal for investment spending was $637 million, which was slightly above the midpoint of our initial guidance range. During 2016 we had aggregate investment spending of $805 million in our Entertainment, Recreation, Education and Other segments, aggregating $266 million, $198 million, $339 million and $2 million, respectively.

•	Three-Year TSR Compared to Three-Year Performance of UNUS

Target	Actual	Performance Against Target
Plus 150 basis points	Plus 698 basis points	Above Maximum

Our 2016 goal was for our Three-Year TSR to exceed the three-year performance of UNUS by 150 basis points. Our Three-Year TSR for the period ended December 31, 2016 was 19.43% and the performance of UNUS during that period was 12.45%.

•	Two-Year TSR vs. Two-Year Performance of our Triple-Net Peer Group

Target	Actual	Performance Against Target
50th percentile	94th percentile	Above Maximum

Our 2016 goal was to be at the 50th percentile when comparing our Two-Year TSR to the two-year performance of the Triple-Net Peer Group. Our Two-Year TSR for the period ended December 31, 2016 was 17%.

Alignment of Pay and Performance

Variable pay consisting of LTI equity awards and annual cash bonuses under the AI (or equity awards under the AI at the executive’s election), constitutes the majority of our executive compensation (for our Chief Executive Officer and President, 89%, and for our other NEOs, an average of 86%). This allows the Compensation Committee to reward good performance and penalize poor performance. To build strong pay-for-performance alignment with our shareholders, LTI equity awards are based on three-year lookback, although, under our transition this year to a comparison to the Triple-Net Peer Group, 75% of this year’s LTI award is calculated on a two-year look-back.

Compensation Program Design and Implementation

Our Compensation Committee uses the elements of executive compensation described below to meet its compensation objectives for executive officers. The percentage of a NEO’s total compensation that is comprised of each of the compensation elements is not specifically determined, but instead, is a result of the targeted competitive positioning for each element (i.e., at approximately the market medians for base salaries, and performance based AI and LTI awards that are competitive with those of our peer group and aligned with performance). Typically, LTI awards comprise a significant portion of a NEO’s total compensation. This is consistent with our Compensation Committee’s desire to reward long-term performance in a way that is aligned with shareholders’ interests.

Base Salary. Base salary is established at a level intended to approximate slightly below the median of base salaries provided by a peer group of companies for comparable positions and responsibilities. Setting base salaries at this level is intended to allow us to emphasize performance-based incentive

2017 Proxy Statement	Page 41

compensation payable under our AI and LTI. The Compensation Committee approved base salaries for 2016 as follows:

	2016 Base Salary	Percentage Change from 2015
Gregory K. Silvers	$625,000	6.8%
Mark A. Peterson	420,000	5.0%
Morgan G. Earnest, II	425,000	3.0%
Michael L. Hirons	310,000	7.3%
Craig L. Evans	325,500	5.0%

Annual Incentive Program. Our Compensation Committee determines annual incentive amounts based upon an assessment of a combination of the individual performance of the executive and the Company’s overall performance as evaluated in terms of a variety of goals and metrics. Our Compensation Committee has identified performance factors that it considers in its determination of performance bonuses, but did not set specific performance goals for all of these metrics. In establishing performance factors, our Compensation Committee strives to ensure that:

•	Incentives are aligned with the strategic goals set by our board,

•	Targets are sufficiently ambitious so as to provide a meaningful incentive, and

•	Bonus payments will be consistent with the overall compensation program established by our Compensation Committee.

At the beginning of 2016, our Compensation Committee identified three primary performance factors:

•	Growth in FFO as adjusted, per share,

•	Investment spending, and

•	Personal objectives for each executive.

Our Board of Trustees tracks FFO and FFO as adjusted, per share growth on a regular basis, and, like many other REITs, considers growth in FFO as adjusted, to be the most important measure of Company performance. The National Association of Real Estate Investment Trusts developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies. For 2016, the Company achieved 8.6% growth in FFO as adjusted, per share, which was above the Compensation Committee’s maximum opportunity level for that measure of 8.0%.

Our Compensation Committee believes that investment spending is a significant driver to the long-term success of the Company. For 2016, the Company achieved investment spending of $805 million exceeding the maximum opportunity level of $737 million.

The Compensation Committee puts a 50% weighting on Growth in FFO as adjusted, per share, and a 30% weighting on investment spending, with the remaining 20% weighting placed on personal objectives of each executive. Upon making this initial determination, the Compensation Committee may increase or reduce the determined amount. These adjustments are based on subjective considerations of individual performance for each NEO and overall Company performance. Our Compensation Committee considers a variety of other factors, some of which are more qualitative in nature, to determine the AI performance bonuses. Included in these factors is their evaluation of the individual performance of each NEO and overall Company performance, including the evaluation of performance factors such as capital formation, debt ratios, expense management, total shareholder returns and dividend rates. After the conclusion of each fiscal year, our Compensation Committee

2017 Proxy Statement	Page 42

considers the performance of our Company and each NEO, the achievement of these performance factors and the recommendations of our Chief Executive Officer (with respect to other NEOs) and makes a determination as to the amount of any performance bonuses that are awarded.

Our Compensation Committee established for 2016 a minimum, target and maximum level of AI performance bonus packages that may be paid to each NEO. The minimum, the target and the maximum stated opportunities are shown below:

	Minimum	Target	Maximum
Gregory K. Silvers	50%	100%	200%
Mark A. Peterson	45%	90%	180%
Morgan G. Earnest II	40%	80%	160%
Michael L. Hirons	35%	70%	140%
Craig L. Evans	30%	60%	120%

Based upon our Compensation Committee’s evaluation of individual performance and the primary performance factors it articulated for 2016 (discussed above), the Compensation Committee established bonuses under our AI at between 190% and 196% of target levels established for 2016 for each of the NEOs. As a result, in February 2017, our Compensation Committee approved the following bonuses under our AI for our NEOs for 2016:

	Percent of Base Salary	Amount
Gregory K. Silvers	196%	$ 1,225,000
Mark A. Peterson	176%	740,880
Morgan G. Earnest II	152%	646,000
Michael L. Hirons	137%	425,320
Craig L. Evans	118%	382,788

Performance bonuses awarded under the AI are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of the executive. Our Compensation Committee believes that allowing executives to receive all, or a portion of their annual incentive, in the form of nonvested restricted common shares provides an additional opportunity to increase their ownership levels in the Company and aligns executives’ long-term interests with our shareholders’ interests in value creation. For 2016, executives electing to receive nonvested restricted common shares as payment of their annual incentive received an award having a value equal to 150% of the cash amount they otherwise would have received. For 2016, each of the NEOs elected to receive 100% of his performance bonus in the form of nonvested restricted common shares. Nonvested restricted common shares issued as payment of annual incentive awards vest at the rate of 33 1/3% per year during a three-year period. For purposes of determining the total number of nonvested restricted common shares awarded under the AI, nonvested restricted common shares were valued on the date the award is granted in the first quarter of 2017, using the volume weighted average of the closing price on each of the 10 trading days consisting of the five trading days ending on and the five trading days after December 31, 2016 ($72.03).

Long-Term Incentive Plan. Our Compensation Committee’s practice is to award long-term incentives annually in the form of:

•	Nonvested restricted common shares, and

•	Nonvested common share options.

2017 Proxy Statement	Page 43

At the election of the executive, annual long-term incentive awards are payable in one of three combinations:

•	60% of the value of the award in nonvested restricted common shares and the remaining 40% in nonvested common share options,

•	75% of the value of the award in nonvested restricted common shares and the remaining 25% in nonvested common share options, or

•	100% of the value of the award in nonvested restricted common shares.

Our Compensation Committee believes that providing a portion of the award in the form of nonvested common share options aligns executive and shareholder interests as common share options only increase in value when the share price increases. In addition, offering nonvested restricted common shares, which retain value during difficult business climates, enhances our ability to retain the NEOs. Nonvested restricted common shares and nonvested common share options issued as payment of LTI awards vest at the rate of 25% per year during a four-year period.

LTI awards are made in the first quarter of each fiscal year, at the same time as AI bonuses are determined. The NEOs may realize awards (stated as a multiple of annual base salary) under the LTI between the minimum and the maximum opportunity levels stated below, subject to the discretion of the Compensation Committee:

	Minimum	Target	Maximum
Gregory K. Silvers	1.25	2.50	5.00
Mark A. Peterson	1.125	2.25	4.50
Morgan G. Earnest II	1.00	2.00	4.00
Michael L. Hirons	0.80	1.60	3.25
Craig L. Evans	0.75	1.50	3.00

As discussed above, commencing with 2015, the Company has been transitioning from the Three-Year TSR vs. UNUS to an approach that will compare the Three-Year TSR to the Triple-Net Peer Group, a group modeled primarily from JP Morgan Equity Research’s Triple-Net Lease REIT group. A more detailed discussion of this transition is provided on page 40.

If executives are eligible for an LTI award, the Compensation Committee may make subjective adjustments in the award levels calculated as follows. A determination of such adjustments to the LTI awards will be calculated as discussed above. No awards will be indicated by the initial determination if performance is below the minimum opportunity level, however, the Compensation Committee retains the subjective discretion to provide for an award based upon other factors on the same basis as applied under the AI, provided, that in no event would an indicated award exceed the maximum LTI award opportunity. In applying this discretion, the Compensation Committee is strongly influenced by absolute shareholder returns.

An initial determination is based upon the two performance measures, with the Three-Year TSR vs. UNUS constituting 25% of the initial determination for 2016 and the Two-Year TSR vs. Triple-Net Peer Group constituting 75% of the initial determination for 2016, as follows:

	Minimum	Target	Maximum
Three-Year TSR vs. UNUS	-150 bps	+150 bps	+450 bps
Two-Year TSR vs. Triple-Net Peer Group	30th percentile	50th percentile	80th percentile

2017 Proxy Statement	Page 44

The adjustments to the LTI awards will be calculated on a sliding scale determined in the same manner as the AI.

Based upon our Compensation Committee’s evaluation of individual performance and the primary performance factors it articulated for 2016, the Compensation Committee made LTI awards to NEOs at the maximum levels. Accordingly, our Compensation Committee made the following LTI awards:

	Multiple of Base Salary	Total Value of Award	Restricted Shares Awarded(1)	Options Awarded
Gregory K. Silvers	5.0	$3,125,000	42,122	--
Mark A. Peterson	4.5	1,890,000	25,475	--
Morgan G. Earnest II	4.0	1,700,000	22,914	--
Michael L. Hirons	3.25	1,007,500	13,580	--
Craig L. Evans	3.0	976,500	13,162	--

(1)	For purposes of determining the total number of nonvested restricted common shares awarded, nonvested restricted common shares were valued on February 23, 2017, the date the award was granted, using the volume weighted average of the closing price on each of the last 30 trading days prior to February 23, 2017 ($74.19).

Health and Welfare Benefits. We provide certain health and welfare benefits to the NEOs, including employer matching contributions to our 401(k) plan, health and welfare benefit programs and life insurance, which are generally the same as such benefits provided to all other full-time employees, except the Company provides NEOs with a term life insurance benefit in connection with their severance upon death as discussed below.

Perquisites and Other Personal Benefits. Our Company offers the following personal benefits and perquisites to the currently employed NEOs:

•	Vehicles. We have acquired vehicles that the NEOs are entitled to use. Each of those NEOs is taxed for personal use of the vehicles.

•	Term Life Insurance. Under our Company’s insurance benefit plan, our Company pays the premium for term life insurance for the benefit of each NEO payable upon the NEO’s severance upon death, which replaced a prior death severance benefit discussed below.

Employment Agreements and Severance Benefits

Each of our NEOs has entered into employment agreements with the Company. The employment agreements include severance benefits for the NEOs. These agreements were designed to:

•	Preserve our ability to compete for executive talent, and

•	Provide stability during a potential change in control by encouraging executives to cooperate with a future process that may be supported by the Board, without being distracted by the possibility of termination or demotion after the change in control.

Employee Severance Plan

In 2015, the Company’s Board of Trustees adopted an Employee Severance Plan (the “Severance Plan”) which provides severance benefits for all employees of the Company. The Severance Plan will apply to the NEOs upon expiration of their current employment agreements in 2018. At that time, the severance payment calculation for all NEOs will be based on a 2x severance multiple times the sum of

2017 Proxy Statement	Page 45

base salary plus the annual incentive bonus, except in the case of termination in connection with a change of control, in which case Mr. Silvers will be entitled to a 3x severance multiple and Mr. Peterson will be entitled to a 2.5x severance multiple. This will generally result in a further reduction in the Company’s severance payment exposure with respect to the NEOs as compared with that provided under employment agreements the Company had in place with the NEOs (other than Mr. Evans) prior to entering into their current employment agreements in 2015.

Chief Executive Officer Compensation

In early 2017, the Compensation Committee conducted a formal evaluation of Mr. Silvers and interviewed him regarding his performance and the performance of our Company generally. In establishing Mr. Silvers’ compensation, our Compensation Committee took into account the compensation of similar officers of REITs with comparable market capitalizations. Mr. Silvers’ compensation also reflects his strategic focus for the Company and the changes in organizational structure required by the growth of the Company. Based on his individual performance evaluation and the financial performance of the Company in 2016, the Compensation Committee established bonuses under the AI at 196% of the target level and awards under the LTI for Mr. Silvers at 200% of his target level.

The incentive award paid to Mr. Silvers was based on our Company’s review of the various factors described above, as well as an evaluation of Mr. Silvers’ personal performance during 2016. Mr. Silvers elected to take payment of the bonus in the form of nonvested restricted common shares valued at 150% of the bonus. An award under our LTI valued at $3,125,000 was made for 2016, payable as described above. Based upon its review of the various factors described above, the Compensation Committee believes Mr. Silvers’ compensation is reasonable and not excessive.

Compensation Committee Discretion

The Compensation Committee has retained the right to increase or reduce the amount of awards and grants under the AI and the LTI determined by the quantitative performance factors. The Compensation Committee may increase or reduce by up to 25% the determined amount under the AI, and if an award is not indicated, an increase of up to 25% of the minimum award. Similarly, the Compensation Committee retains the subjective discretion for a 50% increase or decrease of an award under the LTI, and if an award is not indicated, an increase of up to 50% of the minimum award. Adjustments are based on subjective considerations of individual performance for each NEO and overall Company performance. In applying this discretion, the Compensation Committee is strongly influenced by absolute shareholder returns. The Compensation Committee believes this discretion permits it to better align compensation with individual performance and to make adjustments for circumstances that may not be fully reflected in the quantitative performance factors.

In 2011, the Compensation Committee first established quantitative performance factors for the plans. The chart below sets forth the percentage deviation from the awards indicated by the identified quantitative performance factors for the plans for all NEOs as a group:

	2011	2012	2013	2014	2015	2016
Annual Incentive Plan	-16%	—%	1%	25%	—%	—%
Long-Term Incentive Plan	-23%	-1%	—%	-6%	—%	—%

As indicated above, the Compensation Committee has been cautious when applying discretionary increases and, as indicated by the discretion applied in 2011 and 2014, is strongly influenced by absolute shareholder returns.

2017 Proxy Statement	Page 46

Consideration of the 2016 Advisory Vote on Executive Compensation

In establishing 2016 compensation, the Compensation Committee considered the shareholder vote in 2016 on the compensation paid to NEOs in which more than 95% of the shares voted were in favor. The Compensation Committee viewed this vote as supportive of the Company’s overall approach to executive compensation.

Assessment of Compensation-Related Risks

The Compensation Committee believes that the Company’s compensation programs do not encourage excessive risk and instead encourage behavior that supports sustainable value creation by appropriately balancing risk and reward. During each annual compensation setting process, the Compensation Committee considers the Company’s compensation policies and practices to determine whether, in its judgment, the compensation programs encourage risk-taking likely to have a material adverse effect on the Company. In particular, there are several design features of those programs that the Compensation Committee believes reduces the likelihood of excessive risk-taking:

•	The executive compensation program design provides a balanced mix of cash and equity, annual and long-term incentives,

•	Maximum payout levels for awards under the AI and LTI are capped,

•	Final awards under the AI and LTI are subject to the discretion of the Compensation Committee, which may consider both quantitative and qualitative factors outside the specified performance factors,

•	Substantially all of the final awards under the AI and LTI are payable in the form of nonvested equity awards that continue to be at-risk for three years (for AI awards) and four years (for LTI awards) after they are earned by executive officers,

•	The Board of Trustees has established an Investment Committee chaired by one Board representative that reviews and approves all of the Company’s investments, with larger transactions requiring the approval of the Board of Trustees, and

•	Executive officers are subject to share ownership and retention guidelines.

Share Ownership Guidelines

The Compensation Committee has adopted share ownership guidelines applicable to the NEOs and trustees of the Company. Each NEO and trustee is required to have acquired, within four years of his or her election to the position of NEO or trustee, common shares or nonvested restricted common shares or units having a market value in excess of the following:

Requirement
Trustees	4x their current basic retainer
CEO	5x his current base salary
CFO	3x his current base salary
Other NEOs	1x their current base salary

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid for any fiscal year to our Company’s Chief Executive Officer and the four

2017 Proxy Statement	Page 47

other most highly compensated executive officers (other than our Chief Financial Officer). The statute exempts qualifying performance-based compensation from the deduction limit if stated requirements are met. Awards under the AI and the LTI are designed with the intent to qualify as performance-based compensation under Code Section 162(m) to enable the Company to deduct such compensation under Code Section 162(m) to the greatest extent permitted.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is important to retain the flexibility to compensate executives competitively even if such compensation is potentially not deductible for tax purposes. The Compensation Committee and the Board consider the impacts of Code Section 162(m) in developing, implementing, and administering our compensation programs. However, the Compensation Committee and the Board balance this consideration with our primary goal of structuring compensation programs to attract, motivate, reward, and retain highly talented executives. As such, exceptions may occur when the Compensation Committee or the Board, after balancing tax efficiency with long term strategic objectives, believe it is in the best interests of our shareholders. In addition, because of the uncertainties associated with the application and interpretation of Code Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Code Section 162(m) will in fact be deductible.

2017 Proxy Statement	Page 48

Summary Compensation Table

The following table contains information on the compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers in 2016, which we collectively refer to in this Proxy Statement as our “NEOs.” For additional information regarding this compensation, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Name & Principal Position	Year	Salary	Bonus(1)	Share Awards (2)(3)	Option Awards (2)(4)	Non- Equity Incentive Plan Compen- sation	Change in Pension Value & Nonqualified Deferred Compen- sation Earnings	All Other Compen- sation(5)	Total
Gregory K. Silvers	2016	$625,000	$1,225,000	$3,957,640	$—	$—	$—	$80,407	$5,888,047
President and Chief Executive Officer	2015	585,000	1,099,800	4,375,127	—	—	—	59,570	6,119,497
	2014	494,190	262,693	1,563,819	357,924	—	—	174,819	2,853,445

Mark A. Peterson	2016	420,000	740,880	2,393,594	—	—	—	223,713	3,778,187
Executive Vice President, Chief Financial Officer and Treasurer	2015	400,000	676,800	2,537,737	—	—	—	215,662	3,830,199
	2014	356,895	168,633	1,003,832	139,295	—	—	217,046	1,885,701

Morgan G. Earnest II	2016	425,000	646,000	2,140,803	—	—	—	111,642	3,323,445
Senior Vice President and Chief Investment Officer	2015	412,571	567,697	1,935,773	—	—	—	102,652	3,018,693
	2014	400,554	189,262	1,126,680	345,812	—	—	73,145	2,135,453

Michael L. Hirons	2016	310,000	425,320	1,294,027	—	—	—	137,681	2,167,028

Senior Vice President – Strategy and Asset Management	2015	288,915	368,078	1,086,973	—	—	—	136,413	1,880,379
	2014	280,500	115,969	636,880	92,975	—	—	139,450	1,265,774

Craig L. Evans	2016	325,500	382,788	1,236,634	—	—	—	50,481	1,995,403
Senior Vice President, Secretary and General Counsel	2015	232,500	349,680	1,566,687	—	—	—	36,574	2,185,441

(1)

Amounts reflect performance bonuses earned by each executive under the annual incentive program. Performance bonuses under the annual incentive program are payable in cash, nonvested restricted common shares or a combination of cash and nonvested restricted common shares, at the election of executive. Executives that elect to receive their performance bonuses in the form of nonvested restricted common shares receive an award of nonvested restricted common shares having a value equal to 150% of the cash amount they otherwise would have received. In each of 2016, 2015 and 2014, the executives elected to receive their performance bonuses payable in that year in the form of nonvested restricted common shares.

2017 Proxy Statement	Page 49

See note 2 below for a discussion of the method used in determining the aggregate grant date fair value of the nonvested restricted common shares.

(2)	Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 2 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

(3)	Amounts include: (i) the aggregate grant date fair value of nonvested restricted common shares issued pursuant to the long-term incentive plan (including employment inducement, promotion and other grants); and (ii) the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the annual incentive program that the executive, by accepting nonvested restricted common shares instead of cash, received in excess of the cash amount that that the executive would have otherwise received. In 2016, the incremental aggregate grant date fair value of nonvested restricted common shares issued pursuant to the annual incentive program to Messrs. Silvers, Peterson, Earnest, Hirons and Evans was $729,831, $441,444, $384,903, $253,392, and $228,030, respectively.

(4)	Amounts include option awards granted to each executive pursuant to the long-term incentive plan.

(5)	The following table sets forth all other compensation for 2016 including amounts relating to personal use of company vehicles, the Company’s matching contributions under the Company’s 401(k) plan, amounts payable by the Company with respect to term life insurance premiums (and related tax gross-up payments), amounts payable by the Company pursuant to a life insurance benefit, commuting expenses, and the dollar value of dividends paid on nonvested restricted shares that were not factored into the grant date fair value of such awards. The amounts payable by the Company pursuant to a life insurance benefit represent amounts paid under the long-term incentive plan in fiscal 2016, but earned by the executives in fiscal 2015. The life insurance benefit was phased out and no longer available under the long-term incentive plan beginning in fiscal 2016.

Name	Personal Use of Company Vehicles	401(k) Matching Contributions	Term Life Insurance Premiums and Related Tax Gross-Up	Life Insurance Benefit	Commuting Expense	Dividends	Total of All Other Compensation
Gregory K. Silvers	$10,001	$24,000	$22,559	$—	$—	$23,847	$80,407
Mark A. Peterson	7,830	24,000	9,335	168,824	—	13,724	223,713
Morgan G. Earnest II	3,121	24,000	35,186	—	36,315	13,020	111,642
Michael L. Hirons	6,750	18,000	4,195	100,757	—	7,979	137,681
Craig L. Evans	10,535	24,000	8,364	—	—	7,582	50,481

2017 Proxy Statement	Page 50

Grants of Plan-Based Awards in Fiscal 2016

The following table provides information about grants of plan-based awards under equity incentive plans to the NEOs in 2016. These grants were made under the 2007 Equity Incentive Plan pursuant to the annual incentive program and the long-term incentive plan. Grants were in the form of nonvested restricted common share awards and common share options. For additional information regarding these awards, refer to the Compensation Discussion and Analysis section of this Proxy Statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant date Fair Value of Stock and Option Awards(2)
		Thres- hold	Target	Maxi- mum	Thres- hold	Target	Maxi- mum
Gregory K. Silvers	2/17/2016	—	—	—	—	—	—	74,521	—	$—	$4,585,277
Mark A. Peterson	2/17/2016	—	—	—	—	—	—	42,887	—	—	2,638,837
Morgan G. Earnest II	2/17/2016	—	—	—	—	—	—	40,687	—	—	2,503,471
Michael L. Hirons	2/17/2016	—	—	—	—	—	—	24,935	—	—	1,534,251
Craig L. Evans	2/17/2016	—	—	—	—	—	—	23,694	—	—	1,457,892

(1)	The column includes nonvested restricted common shares issued pursuant to the annual incentive program (with respect to elections to receive the award in restricted common shares) and the long-term incentive plan. The nonvested restricted common shares issued pursuant to the annual incentive program vest at the rate of 33 1/3% per year for three years and the nonvested restricted commons shares issued pursuant to the long-term incentive plan vest at the rate of 25% per year for four years. See the Compensation Discussion and Analysis section of this Proxy Statement for additional information regarding these awards and the annual incentive program and long-term incentive plan.

(2)	Amounts reflect the aggregate grant date fair value of such awards, computed in accordance with FASB ASC Topic 718. For policies used in determining these values, refer to Note 2 of the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC.

2017 Proxy Statement	Page 51

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Gregory K. Silvers(2)	—	4,891	—	$47.21	2/21/2023	—	$—	—	—
	—	15,300	—	51.64	2/18/2024	—	—	—	—
	5,397	16,191	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	136,287	9,781,318	—	—
Mark A. Peterson(3)	7,586	—	—	47.20	2/20/2018	—	—	—	—
	4,926	—	—	45.73	1/14/2021	—	—	—	—
	3,337	1,112	—	47.21	2/21/2023	—	—	—	—
	6,448	6,446	—	51.64	2/18/2024	—	—	—	—
	2,101	6,300	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	82,329	5,908,752	—	—
Morgan G. Earnest II(4)	1,180	—	—	36.56	2/17/2020	—	—	—	—
	10,114	—	—	45.73	1/14/2021	—	—	—	—
	11,387	—	—	45.20	2/2/2022	—	—	—	—
	9,807	3,269	—	47.21	2/21/2023	—	—	—	—
	10,958	10,956	—	51.64	2/18/2024	—	—	—	—
	5,215	15,642	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	76,026	5,456,386	—	—
Michael L. Hirons(5)	822	—	—	47.20	2/20/2018	—	—	—	—
	248	—	—	36.56	2/17/2020	—	—	—	—
	1,762	—	—	45.73	1/14/2021	—	—	—	—
	2,119	706	—	47.21	2/21/2023	—	—	—	—
	3,862	3,862	—	51.64	2/18/2024	—	—	—	—
	1,402	4,206	—	61.79	2/20/2025	—	—	—	—
	—	—	—	—	—	45,848	3,290,511	—	—
Craig L. Evans(6)	—	—	—	—	—	29,319	2,104,225	—	—

(1)	The market value of the restricted common share awards is based on the closing market price of the Company’s common shares as of December 30, 2016 (the last trading day in the 2016 fiscal year), which was $71.77 per share.

(2)	The unexercisable option awards for Mr. Silvers become exercisable according to the following schedule: 17,938 awards vested on January 1, 2017; 13,047 awards will vest on January 1, 2018; and 5,397 awards will vest on January 1, 2019. The restricted common share awards for Mr. Silvers granted under the annual incentive plan vest according to the following schedule: 18,539 awards vested January 1, 2017; 11,646 awards will vest on January 1, 2018; and 9,422 awards will vest on January 1, 2019. The restricted common share awards for Mr. Silvers granted under the long-term incentive plan vest according to the following schedule: 34,925 awards vested on January 1, 2017; 29,157 awards will vest on January 1, 2018; 21,035 awards will vest on January 1, 2019; and 11,563 awards will vest on January 1, 2020.

2017 Proxy Statement	Page 52

(3)	The unexercisable option awards for Mr. Peterson become exercisable according to the following schedule: 6,435 awards vested on January 1, 2017; 5,323 awards will vest on January 1, 2018; and 2,100 awards will vest on January 1, 2019. The restricted common share awards for Mr. Peterson granted under the annual incentive plan vest according to the following schedule: 11,408 awards vested on January 1, 2017; 7,225 awards will vest on January 1, 2018; and 5,798 awards will vest on January 1, 2019. The restricted common share awards for Mr. Peterson granted under the long-term incentive plan vest according to the following schedule: 21,270 awards vested on January 1, 2017; 17,709 awards will vest on January 1, 2018; 12,546 awards will vest on January 1, 2019; and 6,373 awards will vest on January 1, 2020.

(4)	The unexercisable option awards for Mr. Earnest become exercisable according to the following schedule: 13,961 awards vested on January 1, 2017; 10,692 awards will vest on January 1, 2018; and 5,214 awards will vest on January 1, 2019. The restricted common share awards for Mr. Earnest granted under the annual incentive plan vest according to the following schedule: 10,528 awards vested on January 1, 2017; 6,466 awards will vest on January 1, 2018; and 4,863 awards will vest on January 1, 2019. The restricted common share awards for Mr. Earnest granted under the long-term incentive plan vest according to the following schedule: 20,500 awards vested on January 1, 2017; 16,499 awards will vest on January 1, 2018; 10,646 awards will vest on January 1, 2019; and 6,524 awards will vest on January 1, 2020.

(5)	The unexercisable option awards for Mr. Hirons become exercisable according to the following schedule: 4,039 awards vested on January 1, 2017; 3,333 awards will vest on January 1, 2018; and 1,402 awards will vest on January 1, 2019. The restricted common share awards for Mr. Hirons granted under the annual incentive plan vest according to the following schedule: 6,700 awards vested on January 1, 2017; 4,135 awards will vest on January 1, 2018; and 3,153 awards will vest on January 1, 2019. The restricted common share awards for Mr. Hirons granted under the long-term incentive plan vest according to the following schedule: 11,799 awards vested on January 1, 2017; 9,641 awards will vest on January 1, 2018; 6,552 awards will vest on January 1, 2019; and 3,868 awards will vest on January 1, 2020.

(6)	The restricted common share awards for Mr. Evans granted under the annual incentive plan vest according to the following schedule: 2,996 awards vested on January 1, 2017; 2,996 awards will vest on January 1, 2018; and 2,996 awards will vest on January 1, 2019. The restricted common share awards for Mr. Evans granted under the long-term incentive plan vest according to the following schedule: 5,552 awards vested on January 1, 2017; 5,552 awards will vest on January 1, 2018; 5,551 awards will vest on January 1, 2019; and 3,676 awards will vest on January 1, 2020.

2017 Proxy Statement	Page 53

Option Exercises and Stock Vested in Fiscal 2016

The following table provides information regarding option exercises by our NEOs and restricted common shares held by our NEOs which vested during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(1)
Gregory K. Silvers	97,169	$1,729,331	41,618	$2,432,572
Mark A. Peterson	14,981	176,062	26,915	1,573,182
Morgan G. Earnest II	55,000	2,169,175	26,813	1,567,220
Michael L. Hirons	—	—	14,647	856,117
Craig L. Evans	—	—	1,875	109,594

(1)	The “value realized” on exercise of an option award is the difference between the per share closing market price of the Company’s common shares on the date of exercise and the exercise price of the option. The “value realized” on vesting of a restricted common share award is the closing market price of the Company’s common shares as of the vesting date of the award.

(2)	In 2016, Messrs. Silvers, Peterson, Earnest, Hirons and Evans surrendered 20,467, 13,270, 13,220, 7,265 and 743 shares, respectively, to pay for tax withholdings.

2017 Proxy Statement	Page 54

Potential Payments Upon Termination or Change of Control

The following table provides information regarding potential payments upon termination of our NEOs or a change of control as of December 31, 2016. These payments are provided for in the employment agreements the Company has entered into with each NEO, which have been previously filed with the SEC and which are described below.

					Before Change in Control	After Change in Control
Name	Benefit	Voluntary Termination	Death	Disability	Termination w/o Cause or for Good Reason	No Termination	Termination w/o Cause or for Good Reason
Gregory K. Silvers	Cash Severance	$—	$—	$4,462,493	$4,462,493	$—	$4,462,493
	Health Benefits Continuation(1)	—	71,442	71,442	71,442	—	71,442
	Term Life Insurance Proceeds (2)	—	2,500,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	589,698	589,698	589,698	589,698	589,698
	Accelerated Vesting of Restricted Shares(3)	—	9,781,318	9,781,318	9,781,318	9,781,318	9,781,318
Mark A. Peterson	Cash Severance	—	—	2,371,928	2,371,928	—	2,371,928
	Health Benefits Continuation(1)	—	59,703	59,703	59,703	—	59,703
	Term Life Insurance Proceeds (2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	219,943	219,943	219,943	219,943	219,943
	Accelerated Vesting of Restricted Shares(3)	—	5,908,752	5,908,752	5,908,752	5,908,752	5,908,752
Morgan G. Earnest II	Cash Severance	—	—	2,231,633	2,231,633	—	2,231,633
	Health Benefits Continuation(1)	—	78,801	78,801	78,801	—	78,801
	Term Life Insurance Proceeds (2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	456,938	456,938	456,938	456,938	456,938
	Accelerated Vesting of Restricted Shares(3)	—	5,456,386	5,456,386	5,456,386	5,456,386	5,456,386
Michael L. Hirons	Cash Severance	—	—	1,226,245	1,226,245	—	1,226,245
	Health Benefits Continuation(1)	—	42,175	42,175	42,175	—	42,175
	Term Life Insurance Proceeds (2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	137,057	137,057	137,057	137,057	137,057
	Accelerated Vesting of Restricted Shares(3)	—	3,290,511	3,290,511	3,290,511	3,290,511	3,290,511

2017 Proxy Statement	Page 55

Craig L. Evans	Cash Severance(4)	—	—	1,416,576	1,416,576	—	1,416,576
	Health Benefits Continuation(1)	—	56,240	56,240	56,240	—	56,240
	Term Life Insurance Proceeds (2)	—	2,000,000	—	—	—	—
	Accelerated Vesting of Options(3)	—	—	—	—	—	—
	Accelerated Vesting of Restricted Shares(3)	—	2,104,225	2,104,225	2,104,225	2,104,225	2,104,225

(1)	Represents present value of benefits continuation assuming a 0.89% discount rate.

(2)	Represents payment of the proceeds from the NEO’s term life insurance policy payable by the insurer.

(3)	Based on the closing market price of the Company’s common shares as of December 30, 2016 (the last trading day in the 2016 fiscal year), which was $71.77 per share.

(4)	The cash severance payment payable to Mr. Evans in the event of his termination due to disability would have been increased to $1,770,720 if the Company had experienced a “change of control” (as such term is defined in his Employment Agreement) on or prior to such termination date.

Employment and Award Agreements

On May 13, 2015, we entered into Employment Agreements with each of the Company’s named executive officers. These agreements replaced prior employment agreements between us and those named executive officers (except for Mr. Evans who joined the Company in 2015 and was not a party to the prior employment agreement). The Compensation Committee of the Board of Trustees initiated this process as part of its succession planning efforts.

Each of the Employment Agreements has a three year term, with no provision for its renewal. The Employment Agreements with the named executive officers generally provide for:

•	An original annual base salary of $585,000 for Mr. Silvers, $400,000 for Mr. Peterson, $412,571 for Mr. Earnest, $288,915 for Mr. Hirons and $310,000 for Mr. Evans, subject to any increases awarded by the Compensation Committee;

•	An annual incentive bonus in an amount established by the Compensation Committee pursuant to our annual incentive program; and

•	A long-term incentive award in an amount established by the Compensation Committee pursuant to our long-term incentive plan.

The Employment Agreements also provide certain severance benefits, which are triggered in the event of termination due to disability, termination by the Company without “cause,” termination by the executive for “good reason,” or solely with respect to payment of the cost of certain health plan benefits as described below, death. The severance benefits consist of:

•	A payment following the triggering event in an amount equal to: (i) the sum of the executive’s base salary in effect immediately prior to the triggering event and the average of the value of the annual incentive bonus under the annual incentive program paid or payable to the executive, if any, for the three most recently completed years prior to the triggering event (excluding the premium for election to receive nonvested restricted stock common shares); multiplied by (ii) a severance multiple of (A) 3 for Mr. Silvers, (B) 2.5 for Messrs. Earnest and Peterson, (C) 2 for Mr. Hirons and (D) 2 for Mr. Evans, unless a “change of control” occurs during the one year period ending on May 13, 2017, in which case, the multiple will be 2.5.

2017 Proxy Statement	Page 56

•	A payment following the triggering event in an amount equal to the cost of certain health plan benefits for a period of years equal to the severance multiple (in the case of the executive’s death, this amount is equal to the cost of such benefits for the executive’s immediate family and payable to the executive’s beneficiary or estate); and

•	Vesting of all unvested equity awards.

Under the Employment Agreements, “cause” is defined as and is limited to an affirmative determination by the Board that any of the following has occurred:

•	The employee’s “willful” and continued failure or refusal to perform his duties with the Company (other than as a result of his disability or incapacity due to mental or physical illness) which is not remedied in the reasonable good faith determination of the Board within 30 days after such employee’s receipt of written notice from the Board specifying the nature of such failure or refusal;

•	The “willful” engagement by the employee in misconduct which is materially and demonstrably injurious to the Company; or

•	The employee’s conviction of a felony or other crime involving theft or moral turpitude.

Under the Employment Agreements, no act or failure to act will be considered “willful” unless done or omitted in bad faith and without reasonable belief that the act or omission was in the best interests of the Company.

The Employment Agreements define “good reason” to mean the occurrence of any of the following events, which is not remedied within 30 days after the Company’s receipt of written notice from the executive specifying that such event constitutes good reason:

•	The assignment of duties materially and adversely inconsistent with the executive’s position as described in the agreement;

•	Any material reduction in the executive’s base compensation or discontinuation of his eligibility under the annual incentive program or eligibility for long-term incentive awards under the long-term incentive plan, which in any case is not agreed to by the executive or, after the occurrence of a “change of control,” a diminution of the executive’s target bonus opportunity under the annual incentive program, long-term incentive plan or any successor plan, which results in a material adverse effect on the executive’s compensation opportunities under the Company’s compensation programs;

•	A material breach of the employment agreement by the Company, its successors or assigns, including any failure to pay the executive on a timely basis any amounts to which he is entitled under the agreement; or

•	Any requirement that the executive be based at an office outside of a 35-mile radius of the current offices of the Company.

Under the Employment Agreements, a “change of control” is deemed to have occurred upon events substantially similar to those events constituting a “change in control” under the Company’s 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) and its 2007 Equity Incentive Plan.

In addition, as of December 31, 2016, our NEOs held unvested option and restricted share awards under the Company’s 2016 Equity Incentive Plan and its 2007 Equity Incentive Plan that were subject to accelerated vesting provisions upon a change in control of the Company or certain events of the executive’s termination of service. Under the 2016 Equity Incentive Plan and 2007 Equity Incentive Plan and related award agreements, in the event of a NEO’s death or disability all of the executive’s

2017 Proxy Statement	Page 57

unvested option awards immediately vest and become exercisable and all restrictions applicable to the executive’s unvested restricted share awards lapse and such awards become fully vest. The 2016 Equity Incentive Plan and 2007 Equity Incentive Plan also provide that, upon a “change in control” of the Company, all awards outstanding under the plan will become fully exercisable, fully vested or fully payable, as applicable, and all restrictions and conditions on such awards will be deemed satisfied. Under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan, a “change in control” is deemed to have occurred if:

•	Incumbent trustees (defined as trustees of the Company on the effective date of the 2016 Equity Incentive Plan or the 2007 Equity Incentive Plan, as applicable, or any trustees who are subsequently elected with the approval of at least two-thirds of the incumbent trustees then on the Board) cease for any reason to constitute at least a majority of the Board;

•	Any person or group becomes the beneficial owner of 25% or more of our voting securities, other than (i) an acquisition by an underwriter in an offering of shares by the Company, (ii) a transaction in which more than 50% of the voting securities of the surviving corporation is represented by the holders of our voting securities prior to the transaction, no person or group would become the beneficial owner of 25% or more of the voting securities of the surviving corporation entitled to elect directors (and no current beneficial owner of 25% or more of the Company’s voting securities would increase its percentage of ownership as a result of the transaction), and at least a majority of the directors of the surviving corporation were incumbent trustees of the Company (a “non-qualifying transaction”), or (iii) an acquisition of shares directly from the Company in a transaction approved by a majority of the incumbent trustees;

•	The consummation of a merger, consolidation, acquisition, sale of all or substantially all of the Company’s assets or properties or similar transaction that requires the approval of our shareholders, other than a non-qualifying transaction (a “business combination”);

•	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

•	Any transaction or series of transactions which results in the Company being “closely held” within the meaning of the REIT provisions of the Internal Revenue Code and with respect to which the Board has either waived or failed to enforce the “Excess Share” provisions of our amended and restated declaration of trust.

Under the 2016 Equity Incentive Plan and the 2007 Equity Incentive Plan, a “change in control” will not be deemed to occur solely because a “person” or “group” acquires beneficial ownership of more than 25% of our voting securities as a result of any acquisition of our voting securities by the Company, but if after that acquisition by the Company the “person” or “group” becomes the beneficial owner of any additional such voting securities, a “change in control” will be deemed to occur unless otherwise exempted as set forth above.

Compensation Committee Interlocks and Insider Participation

None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Messrs. Bloch, Brady, Brown, Druten and Newman and Ms. Sterneck): (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the Company’s executive officers, during the last completed fiscal year, served as: (i) a member of the compensation committee of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) a member of the compensation committee of another entity, one of whose executive officers served as the Company’s trustee.

2017 Proxy Statement	Page 58

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding securities to be issued upon the exercise of outstanding options, warrants and rights and securities available for issuance under the Company’s equity compensation plans as of December 31, 2016.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	301,791	(2)	$51.93	(3)	1,950,000	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	301,791		$51.93		1,950,000

(1)	All grants of equity awards were issued under the Company’s 1997 Share Incentive Plan prior to May 9, 2007, under the Company’s 2007 Equity Incentive Plan on and after May 9, 2007 and prior to May 12, 2016, and under the Company’s 2016 Equity Incentive Plan on and after May 12, 2016. The Company’s 2007 Equity Incentive Plan replaced the Company’s 1997 Share Incentive Plan and the Company’s 2016 Equity Incentive Plan replaced the Company’s 2007 Equity Incentive Plan. Each of the plans was approved by the Company’s shareholders.

(2)	This number includes: (i) 939 common shares issuable upon the exercise of options granted under the Company’s 1997 Share Incentive Plan; (ii) 285,047 common shares issuable upon the exercise of options granted under the Company’s 2007 Equity Incentive Plan; (iii) 0 common shares issuable upon the exercise of options granted under the Company’s 2016 Equity Incentive Plan; and (iv) 15,805 common shares subject to vested restricted share units granted to non-employee trustees under the Company’s 2007 Equity Incentive Plan for which the non-employee trustees have elected to defer receipt until a later date.

(3)	The 15,805 common shares subject to vested restricted share units granted to non-employee trustees under the Company’s 2007 Equity Incentive Plan for which the non-employee trustees have elected to defer receipt until a later date are excluded from the weighted average price calculation.

(4)	This number represents shares available for issuance under the Company’s 2016 Equity Incentive Plan. Upon shareholder approval of the Company’s 2016 Equity Incentive Plan, no further awards were permitted to be made under the Company’s 2007 Equity Incentive Plan.

2017 Proxy Statement	Page 59

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Trustees has reviewed and discussed the information provided in “Compensation Discussion and Analysis” with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Trustees that the “Compensation Discussion and Analysis” be included in this proxy statement.

By the Compensation Committee:

Thomas M. Bloch

Barrett Brady

Peter C. Brown

Robert J. Druten

Jack A. Newman, Jr.

Robin P. Sterneck

This Compensation Committee Report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

2017 Proxy Statement	Page 60

AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s 2016 audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the firm the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (codified as Auditing Standard No. 1301), “Communications with Audit Committees,” and the rules of the SEC and NYSE. This included a discussion of the firm’s judgments regarding the quality, not just the acceptability, of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the rules of the NYSE and the PCAOB. In addition, the Audit Committee received from the firm the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from management and the Company.

The Audit Committee discussed with management and the firm the overall scope and plans for the audit of the consolidated financial statements. The Audit Committee meets periodically with management and the independent registered public accounting firm to discuss the results of their audits, the Company’s disclosure controls and procedures, internal control over financial reporting and internal audit function, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board approved, that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

By the Audit Committee:

Thomas M. Bloch

Barrett Brady

Peter C. Brown

Robert J. Druten

Jack A. Newman, Jr.

Robin P. Sterneck

This Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

2017 Proxy Statement	Page 61

TRANSACTIONS BETWEEN THE COMPANY AND

TRUSTEES, OFFICERS OR THEIR AFFILIATES

The Company has established Company Governance Guidelines and Independence Standards for Trustees which cover (generally and specifically) the types of related party transactions addressed by SEC and NYSE rules. The Board is responsible for evaluating these standards and ensuring compliance with these guidelines and they also apply, to the extent applicable, these standards and guidelines to executive officers in a manner to satisfy Item 404 of Regulation S-K. Although the application of these specific standards and policies to executive officers is not expressly provided in a formal written policy, the Company’s Code of Ethics and Business Conduct provides that employees (including executive officers) and trustees of the Company should avoid conflicts of interest with regard to their own or the Company’s interest. Under the Code, a conflict of interest exists whenever an individual’s private interests interfere or are at odds with the interests of the Company. Any waiver of the provisions of the Code for executive officers or trustees may only be made by the Board, and any such waiver will be disclosed as required by law or regulation and the rules of the NYSE.

The Company does not have a formal written policy specifically for security holders covered by Item 403(a) of Regulation S-K. However, the Board applies the general standards and guidelines set forth in the guidelines and standards discussed above for purposes of determining transactions requiring disclosure under Item 404(a) of Regulation S-K.

2017 Proxy Statement	Page 62

Proposal No. 3 – Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

What are you voting on?	As required by Section 14A of the Exchange Act, the Company is asking its shareholders to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting).

As described in Proposal 2 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal 2 above is referred to as a “say-on-pay vote.”

This Proposal 3 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual shareholder meetings (or special shareholder meetings for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, shareholders may vote to have the say-on-pay vote every year, every two years or every three years or may abstain.

The Company believes that say-on-pay votes should be conducted every year so that shareholders may annually express their views on the Company’s executive compensation program. The Compensation Committee of the Board of Trustees, which administers the Company’s executive compensation program, values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation.

For the purposes of the non-binding advisory vote on this Proposal 3, the Company will take into consideration the shareholder vote on each of the alternatives set forth in the proxy card with respect to this proposal.

Vote Required	The option of one year, two years or three years that receives a majority of votes cast at the Annual Meeting will be the frequency for the advisory vote that has been recommended by shareholders. In the event that no option receives a majority of votes cast, the Company will consider the option that receives the most votes to be the option selected by shareholders.

Your Board recommends a vote for holding the “say-on-pay” frequency advisory vote every “ONE YEAR.”

2017 Proxy Statement	Page 63

Proposal No. 4 – Approval of Performance Goals Under Our Annual Performance-Based Incentive Plan for Compliance with Internal Revenue Code Section 162(m)

What are you voting on?	We are asking shareholders to approve the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m), which is referred to in this proposal as Section 162(m).

We are submitting the material terms of the performance goals under our Annual Performance-Based Incentive Plan (the “Incentive Plan”) to shareholders for their approval at the Annual Meeting. The Board has approved and is submitting the proposal to shareholders in order to maximize the tax deductibility of amounts payable under the Incentive Plan. The material terms of the performance goals under the Incentive Plan were last approved at our 2012 annual meeting and, as discussed below, have been slightly modified since last being approved. In addition, as discussed below, the maximum amount of compensation that can be paid to an employee during a specified period under the Incentive Plan has also been increased.

Reasons for Proposal

The Incentive Plan was originally approved by our shareholders at our 2007 annual meeting of shareholders and shareholders last approved the performance goals under the Incentive Plan at our 2012 annual meeting of shareholders. In order to allow for certain bonuses under the Incentive Plan to qualify as tax-deductible “performance-based compensation” within the meaning of Section 162(m), the Company is asking shareholders to approve again the material terms of the performance goals under the Incentive Plan.

The Board believes that it is in the best interests of the Company and its shareholders to continue providing an incentive plan under which bonuses paid to executive officers can be fully deductible by the Company for federal income tax purposes. The Incentive Plan has been structured to allow bonuses paid under it to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). Under Section 162(m), the federal income tax deductibility of compensation paid to the Company’s chief executive officer and certain other executive officers may be limited to the extent that such compensation exceeds $1,000,000 in any fiscal year. However, compensation that satisfies the requirements for “performance-based compensation” as defined in Section 162(m) is not subject to this limit and, therefore, is generally deductible in full by the Company. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders every five years.

For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goals are based and (iii) the maximum amount of compensation that can be paid to an employee during a specified period. Each of these aspects is discussed in the description of the Incentive Plan below.

Description of Incentive Plan

A copy of the Incentive Plan is attached as Appendix A to this Proxy Statement. The description of the Incentive Plan contained herein is not intended to be complete and is qualified in its entirety by reference to Appendix A, which contains the complete text of the Incentive Plan.

Purpose

The purpose of the Incentive Plan is to attract and retain highly-qualified executives by providing appropriate performance-based incentive awards (referred to in this proposal as, collectively, the

2017 Proxy Statement	Page 64

“Awards”), and to provide certain participants with incentive compensation that is not subject to the deduction limitation prescribed under Section 162(m). Although the Company generally will attempt to structure the incentive compensation under the Incentive Plan so as to preserve deductibility, there may be circumstances where the Company’s best interests may be best served by maintaining flexibility in the way compensation is provided even if it might result in the non-deductibility of incentive compensation awarded under the Incentive Plan. In addition, because of the uncertainties associated with the application and interpretation of Section 162(m) and the regulations issued thereunder, there can be no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

Plan Administration

The Incentive Plan is administered by our Compensation Committee. All members of our Compensation Committee are required to qualify as “outside directors” as defined under Section 162(m). The Compensation Committee has full power and authority to administer and interpret the provisions of the Incentive Plan and to adopt rules and regulations for the administration of the Incentive Plan. Except with respect to certain matters required to be determined by our Compensation Committee, the committee may delegate to one or more of its members or one or more agents the authority to administer and interpret the procedural aspects of the Incentive Plan.

Eligible Participants

The eligible participants in the Incentive Plan are certain key employees of our Company or its subsidiaries who have been designated by our Compensation Committee to participate in the Incentive Plan during the performance period. Currently, there are 58 employees of our Company or its subsidiaries, including all of our executive officers, who are eligible to receive Awards under the Incentive Plan. Non-employee trustees are not eligible to receive Awards under the Incentive Plan.

Performance Period

The applicable performance period for the Incentive Plan is our fiscal year beginning on January 1 and ending on December 31 (referred to in this proposal as the “Plan Year”).

Within the first 90 days of each Plan Year or, if earlier or later, the latest permissible date under Section 162(m), our Compensation Committee will determine, with respect to each such Plan Year, the eligible participants under the Incentive Plan and specify one or more performance goals, a specific target objective or objectives with respect to such performance goals, and an objective formula or standard for computing the amount of performance compensation payable. For any Plan Year, such goals, objectives and compensation formulae or methods must be established so that the outcome of the goal or objective is substantially uncertain at the time our Compensation Committee actually establishes the goal or objective.

Performance Goals

The specific performance goals for Awards granted pursuant to the Incentive Plan will be established, on an absolute or relative basis, based on one or more of the following business criteria (referred to in this proposal as, collectively, the “Business Criteria”) for the Company as a whole or any of its subsidiaries, operating divisions or other operating units, as selected by our Compensation Committee:

•	earnings (either in the aggregate or on a per-share basis);

•	funds from operations or funds from operations as adjusted (either in the aggregate or on a per-share basis);

•	net income or loss (either in the aggregate or on a per-share basis);

2017 Proxy Statement	Page 65

•	cash available for distribution per share;

•	cash flow provided by operations (either in the aggregate or on a per-share basis);

•	investment spending;

•	free cash flow (either in the aggregate or on a per-share basis);

•	reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

•	operating cost management and employee productivity;

•	return measures (including return on assets, equity or invested capital, whether at the shareholder level, a subsidiary level or an operating unit or division level);

•	share price (including attainment of a specified per-share price during the Plan Year; growth measures and total shareholder return or attainment by the shares of a specified price for a specified period of time);

•	measures relating to earnings before interest, taxes, depreciation and amortization (either in the aggregate or on a per-share basis);

•	growth or rate of growth of any of the above-listed business criteria;

•	strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets, and goals relating to acquisitions or divestitures; and

•	achievement of business or operational goals such as market share and/or business development.

The Incentive Plan, as presented herein, includes the same performance measures as those approved at the 2012 annual meeting of shareholders, except that any performance measure can be the growth or rate of growth in a listed business criteria and investment spending has been added as an eligible business criteria. The Board approved these additional performance measures at its March 20, 2017 meeting, subject to shareholder approval.

The applicable Business Criteria may be applied on a pre- or post-tax basis, and our Compensation Committee may, when the applicable performance goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as: losses from discontinued operations; extraordinary gains or losses; the cumulative effect of accounting changes; acquisitions or divestitures; and any unusual, nonrecurring gain or loss. As established by the Compensation Committee, the Business Criteria may include GAAP and non-GAAP financial measures. With respect to corporate and individual performance goals, the Compensation Committee will specify a minimum level of performance below which no award will be paid for attainment of corporate or individual objectives. The Compensation Committee will also specify the levels of corporate performance at which the target and maximum awards will be earned for attainment of corporate and individual objectives.

Upon the conclusion of each Plan Year, our Compensation Committee will make a determination of the amounts to be paid to each participant under the Incentive Plan. The Compensation Committee may make adjustments based upon subjective evaluations.

Payment of Awards

Unless an equity form of payment is properly elected by the participant in the Incentive Plan, payment of each participant’s Award shall be made in cash, less the appropriate withholding taxes. In lieu of being paid in cash, if authorized by our Compensation Committee, a participant may elect to receive

2017 Proxy Statement	Page 66

his or her Award in common shares having a fair market value equal to that of the Award, less, if applicable, the appropriate withholding taxes. Any common shares issued in settlement of an Award will be in the form of bonus shares issued under our 2016 Equity Incentive Plan.

Limitations on Amounts of Awards

Under the Incentive Plan, the maximum Award which may be earned by any participant under the Incentive Plan during any Plan Year may not exceed 200% of such participant’s base salary as in effect during the applicable Plan Year or $3,000,000, whichever is less. The Incentive Plan previously limited the maximum Award to the lesser of 200% of such participant’s base salary or $2,000,000. The Board approved this change at its March 20, 2017 meeting, subject to shareholder approval.

Amendment, Modification and Termination

Except as specifically provided for in the Incentive Plan, our Board may amend or terminate the Incentive Plan at any time without obtaining the approval of our shareholders; provided, however, that no amendment which requires shareholder approval in order for the compensation paid under the Incentive Plan to continue to be able to qualify as “performance-based compensation” exception under Section 162(m) shall be effective unless the amendment is approved by our shareholders. The Incentive Plan will continue in effect until terminated by our Board.

Other Compensation

The Incentive Plan is not exclusive. The Company may pay other compensation to named executive officers and other key employees as authorized by the Board and applicable law. If the Incentive Plan is not approved by the shareholders, no future cash incentive payments would be made under the Incentive Plan, and the Company currently contemplates that any cash incentive payments for the Company’s fiscal year ending December 31, 2017 for named executive officers would not be deductible under Section 162(m) to the extent that (when combined with other non-exempt compensation paid) they exceed the $1 million limit on non-exempt compensation paid to the named executive officers.

New Plan Benefits

The Awards, if any, that may be granted in the future to participants under the Incentive Plan are subject to the discretion of our Compensation Committee and, therefore, are not determinable at this time.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve this proposal.

Your Board recommends a vote “FOR” approval of the performance goals under our Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m).

2017 Proxy Statement	Page 67

Proposal No. 5 – Ratification of Appointment of Independent Registered Public Accounting Firm

What are you voting on?	We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2017.

At the Annual Meeting, the shareholders are being asked to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will be available to make a statement and respond to appropriate questions about their services. Neither the trustees, nor the nominees for trustee have a personal interest in the approval of this proposal.

Vote Required	The affirmative vote of a majority of the votes cast on this proposal is required to approve this proposal.
Your Board recommends a vote “FOR” ratification of the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2017.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed or expected to be billed to the Company by KPMG LLP for services rendered for the years ended December 31, 2016 and December 31, 2015.

	2016	2015
Audit Fees(1)	$699,675	$417,500
Audit-Related Fees	—	—
Tax Fees(2)	258,777	$470,318
All Other Fees	—	—
Total	$958,452	$887,818

(1)	Audit fees relate to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting, the review of quarterly condensed consolidated financial statements included in the Company’s Form 10-Q reports, consents, comfort letters and audit services provided in connection with other statutory and regulatory filings.

(2)

Tax fees relate to professional services rendered in connection with tax preparation and compliance, tax consulting and advice and tax planning, including REIT tax compliance, and U.S. and Canadian tax compliance, as well as fees for tax advisory, planning or consulting services for certain nonrecurring capital structure events. Tax fees for the year ended December 31, 2016 includes $224,515 for tax return preparation and compliance and $34,262 for tax consulting. Accordingly, the Company’s audit and tax return preparation and compliance fees for fiscal 2016 totaled $924,190, or 96.4% of total fees, and non-audit fees for fiscal 2016 totaled $34,262, or 3.6% of total fees. Tax fees for the year ended December 31, 2015 includes $223,918 for tax return preparation and compliance and $246,400 for tax

2017 Proxy Statement	Page 68

consulting. Accordingly, the Company’s audit and tax return preparation and compliance fees for fiscal 2015 totaled $641,418, or 72.2% of total fees, and non-audit fees for fiscal 2015 totaled $246,400, or 27.8% of total fees. Tax fees for fiscal 2015 includes approximately $130,000 in fees for tax advisory, planning or consulting services for certain nonrecurring capital structure events, primarily relating to restructuring our Canadian entities due to tax law changes and certain acquisitions.

Pre-Approval Policies

The Audit Committee has adopted policies which require that the provision of services by the independent registered public accounting firm, and the fees therefore, be pre-approved by the Audit Committee. The policies are more particularly described in the section of this Proxy Statement titled “Company Governance - Audit Committee.” The services provided by KPMG LLP in 2016 and 2015 were pre-approved by the audit committee in accordance with those policies.

The Audit Committee considered whether KPMG LLP’s provision of tax services in 2016 and 2015 was compatible with maintaining its independence from management and the Company, and determined that the provision of those services was compatible with its independence.

2017 Proxy Statement	Page 69

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our trustees, executive officers and holders of more than 10% of a registered class of our equity securities and certain other persons, to file reports with the Securities and Exchange Commission regarding their ownership and changes in ownership of our equity securities.

To our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our trustees, executive officers and greater than 10% beneficial owners were complied with in a timely manner.

2017 Proxy Statement	Page 70

SHARE OWNERSHIP

Share Ownership of Trustees and Management

The following table shows as of April 6, 2017, the number of our shares beneficially owned by each of our trustees, the nominees for trustee and our named executive officers, and by all of the trustees and executive officers as a group. All information regarding beneficial ownership was furnished by the trustees, nominees and executive officers listed below. Unless otherwise indicated, each of our trustees and executive officers listed below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, the mailing address for each of our trustees and executive officers listed below is EPR Properties, 909 Walnut Street, Suite 200, Kansas City, Missouri 64106.

Title of Class	Name of Beneficial Owners	Amount and Nature of Beneficial Ownership(1)	Percent of Shares Outstanding(2)
Common Shares	Gregory K. Silvers(3)	421,686	*
Common Shares	Morgan G. Earnest II(4)	195,418	*
Common Shares	Mark A. Peterson(5)	149,523	*
Common Shares	Michael L. Hirons(6)	90,377	*
Common Shares	Craig L. Evans(7)	50,614	*
Common Shares	Robert J. Druten(8)	49,934	*
Common Shares	Barrett Brady(9)	45,715	*
Common Shares	Jack A. Newman, Jr.(10)	30,935	*
Common Shares	Thomas M. Bloch(11)	13,875	*
Common Shares	Peter C. Brown(12)	12,485	*
Common Shares	Robin P. Sterneck(13)	8,505	*
Common Shares	All trustees, nominees and executive officers as a group (13 persons)(14)	1,133,324	1.5%

* Less than 1 percent.

(1)	Includes common shares which the named individuals hold and have the right to acquire within 60 days after April 6, 2017 under existing options and common shares issuable to the named individuals upon settlement of restricted share units that settle (or can settle) within 60 days after April 6, 2017. Also includes nonvested restricted common shares which the named individuals hold because the individuals have voting rights with respect to such shares.

(2)	Applicable percentages are based on 73,780,220 of our common shares outstanding as of April 6, 2017, adjusted as required by the rules promulgated by the SEC.

(3)	Amount includes 61,554 common shares indirectly held in a trust, 23,335 common shares issuable upon the exercise of options and 153,429 nonvested restricted common shares.

(4)	Amount includes 62,622 common shares issuable upon the exercise of options and 82,809 nonvested restricted common shares.

(5)	Amount includes 34,108 common shares indirectly held in a trust with Mr. Peterson’s spouse, 23,247 common shares issuable upon the exercise of options and 92,168 nonvested restricted common shares.

2017 Proxy Statement	Page 71

(6)	Amount includes 23,603 common shares indirectly held in a trust, 14,254 common shares issuable upon the exercise of options and 52,520 nonvested restricted common shares.

(7)	Amount includes 6,659 common shares held jointly with Mr. Evans’ spouse and 43,955 nonvested restricted common shares.

(8)	Amount includes 3,000 common shares indirectly held in an IRA, 12,557 common shares issuable upon the exercise of options and 4,024 common shares issuable upon settlement of restricted share units.

(9)	Amount includes 9,466 common shares indirectly held in a trust, 12,557 common shares issuable upon the exercise of options and 23,692 common shares issuable upon settlement of restricted share units.

(10)	Amount includes 7,557 common shares issuable upon the exercise of options and 23,378 common shares issuable upon settlement of restricted share units.

(11)	Amount includes 1,000 common shares indirectly held in a trust and 2,578 common shares issuable upon settlement of restricted share units.

(12)	Amount includes 1,907 common shares indirectly held in a foundation and 2,578 common shares issuable upon settlement of restricted share units.

(13)	Amount includes 8,505 common shares issuable upon settlement of restricted share units.

(14)	Shares held by all trustees, nominees and executive officers as a group reported in the table include 157,568 common shares that the individuals have the right to acquire under options, 64,755 common shares issuable to the individuals upon settlement of restricted share units and 478,217 nonvested restricted common shares.

Principal Shareholders

The following table shows as of April 6, 2017, the number of our common shares beneficially owned by each person or group that we know beneficially owns more than 5% of our common shares. Except as stated below, we know of no single person or group that is the beneficial owner of more than 5% of our common shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding(1)
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	10,064,118 (2)	13.7%
CNL Lifestyle Properties, Inc. CNL Center at City Commons 450 South Orange Avenue Orlando, FL 32801	8,851,264 (3)	12.0%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,753,962 (4)	9.2%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	4,111,656 (5)	5.6%

(1)	Applicable percentages are based on 73,780,220 of our common shares outstanding as of April 6, 2017, adjusted as required by the rules promulgated by the SEC.

2017 Proxy Statement	Page 72

(2)	Based solely on disclosures made by The Vanguard Group, Inc. (“Vanguard”) in a report on Schedule 13G/A filed with the SEC on February 9, 2017. In the Schedule 13G/A filed by Vanguard, Vanguard reports having sole voting power over 119,098 common shares, sole dispositive power over 9,955,885 common shares, shared voting power over 73,535 common shares and shared dispositive power over 108,233 common shares. Additionally, the Schedule 13G/A filed by Vanguard reports that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 34,698 shares as a result of its serving as investment manager of collective trust accounts, and also reports that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 157,935 shares as a result of its serving as investment manager of Australian investment offerings. In addition, Vanguard Specialized Funds - Vanguard REIT Index Fund also filed a Schedule 13G/A with the SEC on February 13, 2017, reporting that it has sole voting power over 4,829,212 common shares, which shares are included in the total number of shares shown held by Vanguard.

(3)	These shares were issued to CNL upon closing of the transaction contemplated by the CNL Purchase Agreement on April 6, 2017. CNL has agreed to distribute these shares to CNL shareholders as soon as practicable following the closing.

(4)	Based solely on disclosures made by BlackRock, Inc. (“BlackRock”) in a report on Schedule 13G/A filed with the SEC on January 12, 2017. In the Schedule 13G/A filed by BlackRock, BlackRock reports having sole voting power over 6,440,157 common shares and sole dispositive power over 6,753,962. Additionally, the Schedule 13G/A filed by BlackRock reports that BlackRock is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G/A.

(5)	Based solely on disclosures made by Invesco Ltd. (“Invesco”) in a report on Schedule 13G filed with the SEC on February 14, 2017. In the Schedule 13G filed by Invesco, Invesco reports having sole voting power over 1,215,737 common shares and sole dispositive power over 4,111,656. Additionally, the Schedule 13G filed by Invesco reports that Invesco is the parent holding company or control person for certain subsidiaries that have acquired our common shares and that are listed in that Schedule 13G.

2017 Proxy Statement	Page 73

SHAREHOLDER PROPOSALS, TRUSTEE NOMINATIONS

AND RELATED BYLAW PROVISIONS

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders?

You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 22, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:

Secretary

EPR Properties

909 Walnut Street, Suite 200

Kansas City, Missouri 64106

For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must provide the information required by the Company’s Bylaws and give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary:

•	Not earlier than the close of business on March 2, 2018; and

•	Not later than the close of business on April 1, 2018.

If the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

How may I recommend or nominate individuals to serve as trustees?

You may propose trustee candidates for consideration by the Board’s Nominating/Company Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.

In addition, the Company’s Bylaws permit shareholders to nominate trustees for election at an annual shareholder meeting. To nominate a trustee, the shareholder must deliver the information required by the Company’s Bylaws.

What is the deadline to propose or nominate individuals to serve as trustees?

A shareholder may send a proposed trustee’s candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the Board meeting prior to the annual meeting.

To nominate an individual for election at an annual shareholder meeting, the shareholder must give timely notice to the Secretary in accordance with the Company’s Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on March 2, 2018 and the close of business on April 1, 2018, unless the date of the shareholder meeting is moved more than 30 days before or 60 days after the anniversary of the Company’s annual meeting for the prior year, then notice of a shareholder nomination must be received no earlier than the close of business 90 days prior to the meeting and not later than the close of business 60 days prior to the meeting.

2017 Proxy Statement	Page 74

How may I obtain a copy of the Company’s Bylaw provisions regarding shareholder proposals and trustee nominations?

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating trustee candidates. The Company’s Bylaws also are available on the Company’s website at www.eprkc.com.

Must the Board of Trustees approve my proposal?

Our Declaration of Trust provides that the submission of any action to the shareholders for their consideration must first be approved by the Board of Trustees.

2017 Proxy Statement	Page 75

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the shareholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board of Trustees, or the judgment of the proxy holders if no recommendation is made.

2017 Proxy Statement	Page 76

MISCELLANEOUS

Proxy Solicitation

The Company has made these proxy materials available to shareholders in connection with our Board of Trustees’ solicitation of proxies for use at the Annual Meeting. We will bear all costs of the solicitation. After the initial mailing of the Notice, proxies may be solicited by mail, telephone, telegram, facsimile, e-mail or personally by trustees, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Notice to the beneficial owners of shares held of record by them, forward printed proxy materials by mail to such beneficial owners who specifically request them and obtain such beneficial owners’ voting instructions, and their reasonable out-of-pocket expenses, together with those of our transfer agent, will be paid by us.

Annual Report

We refer you to our Annual Report, containing consolidated financial statements for the year ended December 31, 2016, filed with the SEC. Alternatively, you may access our Annual Report on our website at www.eprkc.com. You must not regard the Annual Report as additional proxy solicitation material.

We will provide without charge, upon written request to the Secretary of the Company at the address listed on the cover page of this proxy statement, a copy of our annual report on Form 10-K, including the consolidated financial statements and financial statement schedules, filed with the Securities and Exchange Commission for the year ended December 31, 2016.

BY ORDER OF THE BOARD OF TRUSTEES

Craig L. Evans Senior Vice President, General Counsel and Secretary

April 21, 2017

2017 Proxy Statement	Page 77

APPENDIX A

EPR PROPERTIES

ANNUAL PERFORMANCE-BASED INCENTIVE PLAN

1.         GENERAL.         The purposes of the EPR Properties Annual Performance-Based Incentive Plan (the “Plan”) are to attract and retain highly-qualified executives by providing appropriate performance-based incentive awards. EPR Properties (the “Company”) intends that certain performance-based compensation under the Plan will qualify for a deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to certain Covered Employees.

2.         DEFINITIONS.

“Award” means an annual incentive award granted pursuant to this Plan, the payment of which shall be contingent upon the attainment of Performance Goals with respect to a Plan Year, unless otherwise determined by the Committee.

“Board” means the Board of Trustees of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Capital Committee of the Board. The Committee, if appointed by the Board, shall consist of two or more persons each of whom is an “outside director” within the meaning of Section 162(m) of the Code.

“Common Share” means the common shares of beneficial interest, $0.01 par value per share, of the Company.

“Covered Employee” has the meaning set forth in Section 162(m)(3) of the Code.

“Fair Market Value” per share as of a particular date means the last reported sale price (on the day immediately preceding such date of a Common Share on the New York Stock Exchange (or any other exchange or national market system upon which price quotations for the Company’s Common Shares are regularly available)).

“Participant” means, for any Plan Year, a key employee of the Company or a Subsidiary who has been designated by the Committee to participate in the Plan for such year. If a key employee becomes a Participant other than at the beginning of a Plan Year, the Committee may establish a target Award for such Participant and such Participant is eligible to earn a prorated Award for such year.

“Performance Goals” means the criteria and objectives that must be met during the Plan Year as a condition of the Participant’s receipt of payment with respect to an Award, as described in Section 3 hereof.

“Plan Year” means the period beginning on January 1 and ending on December 31 of each calendar year the Plan is in effect.

“Subsidiary” means any subsidiary of the Company which has been approved for participation in the Plan by the Committee so that its executives may be selected for participation in the Plan.

3.         PERFORMANCE GOALS.

(a)         Performance Goals for each Plan Year shall be established by the Committee not later than the latest permissible date under Section 162(m) of the Code. Performance

Goals may be based on the attainment of one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units:

(i)         Earnings (either in the aggregate or on a per-share basis);

(ii)         Funds from Operations (either in the aggregate or on a per-share basis);

(iii)         Net income or loss (either in the aggregate or on a per-share basis);

(iv)         Cash Available for Distribution per share;

(v)         Cash flow provided by operations (either in the aggregate or on a per-share basis);

(vi)         Investment spending or growth or rate of growth in investment spending;

(vii)         Free cash flow (either in the aggregate or on a per-share basis);

(viii)         Reductions in expense levels, determined either on a Company-wide basis or in respect of any one or more business units;

(ix)         Operating cost management and employee productivity;

(x)         Return measures (including return on assets, equity or invested capital, whether at the shareholder level, a subsidiary level or an operating unit or division level);

(xi)         Share price (including attainment of a specified per-share price during the Plan Year; growth measures and total shareholder return or attainment by the shares of a specified price for a specified period of time);

(xii)         EBITDA measures;

(xiii)         Growth or rate of growth of any of the above-listed business criteria;

(xiv)         Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, cost targets, and goals relating to acquisitions or divestitures; and/or

(xv)         Achievement of business or operational goals such as market share and/or business development;

provided that applicable Performance Goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable Performance Goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, and any unusual, nonrecurring gain or loss, regardless of whether excludable or otherwise dealt with under GAAP.

In the case of Participants who are not Covered Employees, Performance Goals may be based on such other financial or individual goals as the Committee may establish.

(b)         In the case of Covered Employees, the Committee shall establish Performance Goals which state, in terms of an objective formula or standard, the method for computing the amount of compensation payable if the goal is attained and which otherwise satisfies the requirements of Section 162(m) of the Code, so that the Awards paid if the Performance Goals are attained will be deductible by the Company.

(c)         With respect to corporate and individual Performance Goals, the Committee shall specify a minimum level of performance below which no Award will be paid for attainment of corporate or individual objectives. The Committee shall also specify the levels of corporate performance at which the target and maximum Award will be earned for attainment of corporate and individual objectives. The Performance Goals established by the Committee may (but need not) be different for each Plan Year and different Performance Goals may apply to different Participants. For purposes of certain of the Performance Goals established under Section 3(a) above:

(i)         “Cash Available for Distribution” for any Plan year means Funds from Operations plus other amortization and minus maintenance capital expenditures and principal payments on indebtedness.

(ii)         “EBITDA” for any Plan Year means earnings before interest, taxes, depreciation and amortization.

(iii)         “Funds from Operations” for any Plan Year means funds from operations or funds from operations as adjusted as described in the Company’s most recently filed Annual Report on Form 10-K, excluding significant non-recurring items as may be determined by the Committee.

(iv)         “GAAP” means generally accepted accounting principles, as in effect from time to time.

(v)         Measurement of Funds from Operations shall be determined in accordance with the Company’s audited consolidated financial statements as included in the applicable Annual Report on Form 10-K.

4.         AWARDS.

(a)         IN GENERAL. Within the first 90 days of each Plan Year or, if earlier or later, the latest permissible date under Section 162(m) of the Code, the Committee shall determine the Participants and specify the Performance Goals applicable to such Participants for such Plan Year and the extent to which target Awards will be increased or decreased for attainment of Performance Goals that are above or below target. Unless otherwise provided by the Committee in its discretion in connection with termination of employment, payment of an Award for a particular Plan Year shall be made only if and to the extent the Performance Goals with respect to such Plan Year are attained and only if the Participant is employed by the Company or one of its subsidiaries on the last day of such Plan Year.

(b)         DISCRETIONARY ADJUSTMENTS. The Committee may, taking into account such factors as it deems relevant, adjust the amount payable to any Participant as a result of the level of performance attained relative to corporate Performance Goals for the Plan Year.

(c)         LIMITATION ON AWARDS. Notwithstanding anything to the contrary contained in this Plan, the maximum Award which may be earned by any Participant under the Plan in respect of any Plan Year shall not exceed 200% of the Participant’s base salary payable with respect to the calendar year in which Plan Year commences; PROVIDED, HOWEVER, that such amount shall not exceed $3,000,000.

(d)         TIME OF PAYMENT. Generally and unless otherwise determined by the Committee, all payments in respect of Awards granted under this Section 4 shall be made no later than 90 days after the end of the Plan Year. In no event will any payment be made later than March 15th of the calendar year following the year in which the Committee (or its delegate in the case of non-Covered Employees) certifies or determines that the Awards are to be paid. In the case of Covered Employees, unless otherwise determined by the Committee in connection with a Covered Employee’s termination of employment, such payments shall be made only after achievement of the Performance Goals has been certified by the Committee. In all other cases, such payments shall be made only if approved by the Committee in accordance with the provisions of the Plan. Unless otherwise determined by the Committee, a Participant must be employed on the date of such payment to be eligible to receive such payment.

(e)         FORM OF PAYMENT. Unless an alternative equity form of payment is elected in accordance with Section 5, payment of each Participant’s Award for any Plan Year shall be made in cash, less the appropriate withholding taxes as set forth in Section 7(c).

5.         COMPENSATION PAID IN COMMON SHARES.

(a)         BONUS SHARES. In lieu of being paid in cash in accordance with Section 4(e) and if authorized by the Committee, a Participant may elect to receive his Award in Common Shares having a Fair Market Value equal to that of the Award, less, if applicable, the appropriate withholding taxes as set forth in Section 7(c). Any Common Shares issued in settlement of an Award pursuant to this Section 5(a) shall be in the form of bonus shares (“Bonus Shares”) issued under the EPR Properties 2016 Equity Incentive Plan (the “ EPR Equity Plan”) and shall be subject to and count towards the limit of common shares available for issuance thereunder.

(b)         RESTRICTED OR DEFERRED SHARES. In lieu of being paid in cash in accordance with Section 4(e) or being paid in Common Shares on a current basis in accordance with Section 5(a), a Participant may elect to receive his Award in Common Shares in the form of restricted shares (“Restricted Shares”) or deferred shares (“Deferred Shares”) issued under the EPR Equity Plan.

(i)         If the Participant is eligible to receive an Award of Common Shares in the form of Restricted Shares or Deferred Shares, and the Award is for materially greater value than the cash Award that would otherwise have been payable under Section 4(e), the Participant’s election to receive the Restricted Share or Deferred Share Award may be made at any time 30 days before the Award would have been paid under Section 4(e).

(ii)         If the Participant is eligible to receive an Award of Common Shares in the form of Restricted Shares or Deferred Shares, and the Award is for less than a materially greater value than the cash Award that otherwise would have been payable under Section 4(e), the Participant’s election to receive the Restricted Share or Deferred Share Award may be made no later than six months before the end of the Plan Year for which the Award relates in accordance with the performance-based compensation initial deferral election rules under Section 409A of the Code.

(iii)         For purposes of this Section 5(b), whether an Award of Restricted Shares or Deferred Shares is of “materially greater value” than the original cash Award that otherwise would have been payable under Section 4(e) shall be determined in good faith by the Committee or its delegate based on all available guidance, formal and informal, relating to Section 409A of the Code from the Internal Revenue Service, the United States Treasury Department and any of their respective representatives.

6.         ADMINISTRATION.

(a)         The Plan shall be administered by the Committee. The Committee shall have the authority, in its sole discretion, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, (i) to grant Awards, (ii) to determine the persons to whom and the time or times at which Awards shall be granted, (iii) to determine the terms, conditions, restrictions and Performance Goals relating to any Award, (iv) to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, or accounting principles, (v) to make discretionary adjustments in the amounts payable upon attainment of Performance Goals, (vi) to construe and interpret the Plan, (vii) to prescribe, amend and rescind rules and regulations relating to the Plan, and (viii) to make all other determinations deemed necessary or advisable for the administration of the Plan; PROVIDED, HOWEVER, that the Committee may in no event exercise its discretion with respect to matters pertaining to Covered Employees in a manner that would cause Awards awarded under the Plan not to qualify as performance-based compensation for purposes of Section 162(m) of the Code and the regulations thereunder.

(b)         DELEGATION. The Committee may delegate to one or more of its members or one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee, including, without limitation, decisions as to an employee’s selection as a Participant, whether individual or corporate Performance Goals have been attained and the amount of an Award or Awards to which the Participant is entitled, shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participants) and any shareholder. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

7.         MISCELLANEOUS.

(a)         GOVERNMENTAL COMPLIANCE. The Plan and the granting of Awards, and other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)         NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any Award granted shall confer upon any Participant the right to continue in the employ of the Company or any of its subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of the Company to terminate such Participant’s employment.

(c)         WITHHOLDING TAXES. The Company or subsidiary employing any Participant shall deduct from all payments and distributions under the Plan any taxes required to be withheld by federal, state or local or other governmental authority.

(d)         AMENDMENT AND TERMINATION OF THE PLAN. The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; PROVIDED, HOWEVER, that no amendment which requires shareholder approval in order for the compensation paid under the Plan to continue to be able to qualify for the “performance-based compensation” exception under Section 162(m) of the Code as it relates to Covered Employees shall be effective unless the same shall be approved by the requisite vote of the shareholders of the Company. Notwithstanding the foregoing, no amendment shall adversely affect the right of any Participant, without such Participant’s consent, to receive an Award theretofore granted under the Plan or, once a Participant has been notified of his selection as a Participant and of the amount of his target Award for a Plan Year, to have his right to receive an Award be determined in accordance with the provisions of the Plan as in effect immediately prior to such amendment.

(e)         PARTICIPANT RIGHTS. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment among Participants.

(f)         DESIGNATION OF BENEFICIARY. A Participant may designate a beneficiary or beneficiaries who shall receive payment of any Award earned under the Plan in the event of the Participant’s death prior to payment. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing signed by the Participant and received by the Secretary of the Company.

(g)         GOVERNING LAW. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Missouri without giving effect to the choice of law principles thereof.

8.         TERM. This Plan shall continue in effect until terminated by the Company’s Board of Trustees.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 31, 2017.
Vote by Internet
• Go to www.envisionreports.com/EPR
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Trustees unanimously recommends a vote FOR the nominees listed in proposal 1, FOR proposals 2, 4 and 5, and “1 YEAR” on proposal 3.

1.	Election of Trustees:	For	Withhold		For	Withhold		For	Withhold
	01 - Robert J. Druten	☐	☐	02 - Gregory K. Silvers	☐	☐	03 - Robin P. Sterneck	☐	☐

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in these proxy materials.	☐	☐	☐	3.	To approve, on a non-binding basis, holding a shareholder advisory vote on the compensation of the Company’s named executive officers every one, two or three years, as indicated.	☐	☐	☐	☐
								For	Against	Abstain
4.	To approve the performance goals under the Company’s Annual Performance-Based Incentive Plan for compliance with Internal Revenue Code Section 162(m).	☐	☐	☐	5.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2017.		☐	☐	☐

6.	To act upon any other matters that may properly come before the meeting or an adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, trustee or other representative capacity, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02JTWD

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

EPR Properties’ proxy statement and annual report are available at www.envisionreports.com/EPR.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — EPR PROPERTIES

This proxy is solicited on behalf of the Board of Trustees for the

Annual Meeting of Shareholders on Wednesday, May 31, 2017.

As a shareholder of EPR Properties (the “Company”), I appoint Gregory K. Silvers, Mark A. Peterson and Craig L. Evans as my attorneys-in-fact and proxies (with full power of substitution), and authorize each of them to represent me at the Annual Meeting of Shareholders of the Company to be held at the Company’s offices at 909 Walnut Street, Suite 200, Kansas City, MO 64106, on Wednesday, May 31, 2017 at eleven o’clock a.m. (local time), and at any adjournment or postponement of the meeting, and to vote the common shares of beneficial interest in the Company held by me as designated on the reverse side. This proxy revokes all prior proxies given by me.

This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. If no choice is indicated on the proxy, the persons named as proxies intend to vote FOR the election of the nominees listed in proposal 1, FOR proposals 2, 4 and 5, and “1 YEAR” on proposal 3. If any other matters come before the meeting, the persons named as proxies will vote in their discretion.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE